Exhibit 10.1

Confidential Treatment Requested

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CREDIT CARD PROGRAM AGREEMENT

by and between

PIER 1 IMPORTS (U.S.), INC.,

and

CHASE BANK USA, N.A.

Dated as of January 1, 2011

Final Execution Copy

Table of Contents

Page

ARTICLE I DEFINITIONS		1
1.1	Generally	1
1.2	Miscellaneous	10

ARTICLE II ESTABLISHMENT OF THE PROGRAM		10
2.1	Credit Program	10
2.2	Exclusivity	10

ARTICLE III PROGRAM MANAGEMENT AND ADMINISTRATION		11
3.1	Program Objectives	11
3.2	Management Committee	11
3.3	Program Relationship Managers; Program Team	15

ARTICLE IV PROGRAM OPERATIONS		16
4.1	Operation of the Program	16
4.2	Certain Responsibilities of Pier 1	16
4.3	Certain Responsibilities of Bank	17
4.4	Ownership of Accounts; Account Documentation	18
4.5	Branding of Accounts/Credit Cards/Cardholder Documentation/Solicitation Materials	19
4.6	Underwriting and Risk Management	19
4.7	Cardholder Terms	19
4.8	Internet Services	20
4.9	Promotional Sales Plans	21

ARTICLE V MARKETING		21
5.1	Promotion of Program	21
5.2	Marketing Commitment	21
5.3	Communications with Cardholders	21
5.4	Approved Ancillary Products	22
5.5	Marketing Plan	22

ARTICLE VI CARDHOLDER INFORMATION		23
6.1	Customer Information	23
6.2	Cardholder Data	24
6.3	Pier 1 Shopper Data; Pier 1 Prospect Data	26

ARTICLE VII OPERATING STANDARDS		28
7.1	Reports	28
7.2	Servicing	28
7.3	Service Level Standards	29
7.4	Credit Systems	30
7.5	Systems Interface; Technical Support	31

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ARTICLE VIII MERCHANT SERVICES		32
8.1	Transmittal and Authorization of Pier 1 Charge Transaction Data	32
8.2	POS Terminals	32
8.3	In-Store Payments	32
8.4	Settlement Procedures	32
8.5	Bank's Right to Charge Back	33
8.6	Exercise of Chargeback	33
8.7	No Merchant Discount	34

ARTICLE IX PROGRAM ECONOMICS		34
9.1	Pier 1 Compensation	34
9.2	Dispute Resolution	34

ARTICLE X INTELLECTUAL PROPERTY		35
10.1	Pier 1 Licensed Marks	35
10.2	The Bank Licensed Marks	36
10.3	Intellectual Property	37

ARTICLE XI REPRESENTATIONS, WARRANTIES AND COVENANTS		38
11.1	General Representations and Warranties of Pier 1	38
11.2	General Representations and Warranties of the Bank	40
11.3	No other Representations or Warranties	42
11.4	General Covenants of Pier 1	43
11.5	General Covenants of the Bank	44

ARTICLE XII ACCESS, AUDIT AND DISPUTE RESOLUTION		45
12.1	Access Rights	45
12.2	Audit Rights	46
12.3	Accounting Dispute Resolution	46
12.4	Dispute Resolution	47

ARTICLE XIII CONFIDENTIALITY		49
13.1	General Confidentiality	49
13.2	Use and Disclosure of Confidential Information	50
13.3	Unauthorized Use or Disclosure of Confidential Information	50
13.4	Return or Destruction of Confidential Information	51

ARTICLE XIV EVENTS OF DEFAULT; RIGHTS AND REMEDIES		51
14.1	Events of Default	51
14.2	Defaults by Bank	52
14.3	Defaults by Pier 1	52
14.4	Remedies for Events of Default	53

ARTICLE XV TERM/TERMINATION		53
15.1	Term	53
15.2	Termination by Pier 1 Prior to the End of the Term	53
15.3	Termination by Bank Prior to the End of the Term	54

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ARTICLE XVI EFFECTS OF TERMINATION		54
16.1	General Effects	54
16.2	Pier 1's Option to Purchase the Program Assets	55
16.3	Rights of Bank if Purchase Option Not Exercised	56

ARTICLE XVII INDEMNIFICATION		57
17.1	Pier 1 Indemnification of Bank	57
17.2	Bank’s Indemnification of Pier 1	58
17.3	Procedures	59
17.4	Notice and Additional Rights and Limitations	60

ARTICLE XVIII MISCELLANEOUS		61
18.1	Precautionary Security Interest	61
18.2	Securitization, Participation or Pledge of Cardholder Indebtedness	61
18.3	Assignment	61
18.4	Sale or Transfer of Accounts	61
18.5	Subcontracting	62
18.6	Amendment	62
18.7	Non-Waiver	62
18.8	Severability	62
18.9	Waiver of Jury Trial and Venue	62
18.10	Governing Law; Compliance with Law	62
18.11	Captions	63
18.12	Notices	63
18.13	Further Assurances	63
18.14	No Joint Venture	64
18.15	Press Releases	64
18.16	No Set-Off	64
18.17	Third Parties	64
18.18	Force Majeure	64
18.19	Entire Agreement	65
18.20	Binding Effect	65
18.21	Counterparts/Facsimiles	65
18.22	Survival	65

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CREDIT CARD PROGRAM AGREEMENT

This Credit Card Program Agreement (“Agreement”) is made as of the 1st day of January 2011 (“Effective Date”), by and among Pier 1 Imports (U.S.), Inc., a Delaware corporation ("Pier 1"), and Chase Bank USA, N.A., a national bank ("Bank").

RECITALS:

WHEREAS, Pier 1 is engaged in, among other activities, operating retail home furnishings stores;

WHEREAS, Pier 1 Assets, Inc. and Bank  in 2006 entered  into a Purchase and Sale Agreement (the "Purchase Agreement") pursuant to which Bank purchased  the stock of Pier 1 National Bank and certain gross receivables relating to Pier 1’s Credit Card Business (which assets include within them certain Credit Card and payment plan accounts and associated receivables ("Purchased Accounts"));

WHEREAS, Pier 1  and Bank pursuant to the Purchase Agreement entered in a Credit Card Program Agreement dated August 30, 2006 (the "Program Agreement") pursuant to which Bank issued Pier 1 Credit Cards in the Territory to be serviced, marketed and promoted in accordance with the terms thereof; and

WHEREAS, as set forth in Section 2.3 below, the Parties have terminated the Program Agreement and are hereby entering into this new Agreement.

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1        Generally.  The following terms shall have the following meanings when used in this Agreement:

"Account" means any account under which a purchase, cash advance, convenience check or balance transfer transaction may be or has been made by or to a Person (or any Person authorized by such Person) pursuant to a Cardholder Agreement established pursuant to the terms of this Agreement or acquired pursuant to the Purchase Agreement.  For the avoidance of doubt, the term Account shall include the Purchased Accounts.

"Account Documentation" means, with respect to an Account, any and all documentation relating to that Account, including Cardholder Documentation, checks or other forms of payment with respect to an Account, notices to Cardholders, adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including tangible and intangible information, arising from or relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include Pier 1's or any of its Affiliates' register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of Pier 1 Goods and Services, any reports, analyses or other documentation prepared by Pier 1 or its Affiliates for use in the retail business operated by Pier 1 and its Affiliates regardless of whether derived in whole or in part from the Account Documentation.

"Accountants" has the meaning set forth in Section 12.3 hereof.

"Affiliate" means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Agreement, together with all of its schedules and exhibits, as modified, altered, supplemented, amended and/or restated from time to time.

"Applicable Law" means all applicable federal, state and local laws (including common law), statutes, regulations, regulatory guidance, opinions and interpretations of any Governmental Authority, binding determinations or findings of any arbitrator, or orders or directives of any Governmental Authority, as may be amended and in effect from time to time during the term, including (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act; (vii) the USA PATRIOT Act; and (vii) the Unfair and Deceptive Trade Practices Act, and, in each case, any implementing regulations or interpretations issued thereunder.

"Applicable Order" means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.

"Application" means the credit application that must be completed and submitted in order to establish an Account (including any such application submitted at the POS, by phone or via the Internet).

"Approved Ancillary Products" means any Credit Card enhancement and other products (other than Pier 1 Credit Cards) approved by the Management Committee for offering under the Program from time to time.

"Bank" has the meaning set forth in the preamble hereof.

"Bank Designees" has the meaning set forth in Section 3.2(c) hereof.

"Bank Event of Default" means the occurrence of any one of the events listed in Section 14.2 hereof or an Event of Default where the Bank is the defaulting Party.

"Bank Licensed Marks" means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule 1.1(a) and licensed to Pier 1 under Section 10.2 hereof.

"Bank Matters" has the meaning set forth in Section 3.2(g) hereof.

"Bank Systems" means Systems owned, leased or licensed by and operated by or on behalf of Bank or any of its Affiliates.

"Bankruptcy Code" means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

"Billing Cycle" means the interval of time between regular periodic Billing Dates for an Account.

"Billing Date" means, for any Account, the day as of when the Account is billed.

"Billing Statement" means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases, charges, past due Account information and Loyalty Program information.

"Business Day" means any day, other than (i) a Saturday or Sunday, or (ii) a day on which financial institutions in New York, Delaware, or Texas are authorized by law to close; provided that for purposes of Sections 8.4 and 9.1, "Business Day" shall exclude any day on which the Fedwire system is closed.

"Cardholder" means any Person who has been issued a Pier 1 Credit Card (including any guarantor of the Account related to such Pier 1 Credit Card) and includes authorized user(s).

"Cardholder Agreement" means the agreement between Bank and a Cardholder (and any replacement of such agreement), governing the use of an Account, together with any amendments, modifications or supplements that now or hereafter may be made to such Cardholder Agreement (and any replacement of such agreement).

"Cardholder Data" means all personally identifiable information about a Cardholder (A) received by or on behalf of Bank in connection with the Cardholder's Application for use of a Pier 1 Credit Card Account or (B) otherwise obtained by or on behalf of Bank in connection with the Program for inclusion in its database of Cardholder information (including information about a Cardholder purchased or licensed by Bank to the extent not prohibited by the applicable purchase or license agreement), including all transaction and experience information collected by or on behalf of Bank with regard to each purchase charged by a Cardholder using his or her Pier 1 Credit Card or Account (including Pier 1 Charge Transaction Data with respect to charges on Private Label Accounts).

"Cardholder Documentation" means, with respect to the Accounts, all Applications, Cardholder Agreements, Pier 1 Credit Cards, Loyalty Cards and Billing Statements relating to such Accounts.

"Cardholder Indebtedness" means all amounts charged and owing to Bank by Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, including in respect of any payments and any credits associated with returns of goods and/or services and other credits and adjustments, whether or not billed.

"Change of Control" means, with respect to Pier 1 or Bank, as the case may be, (the "subject Person"), (i) a Person or group becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the subject Person, (ii) such subject Person merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which the subject Person is not the surviving entity or which constitutes a "merger of equals", it being understood that a subject Person shall not be considered the "surviving entity" of a transaction if either (A) the members of the Board of Directors of the subject Person immediately prior to the transaction constitute less than a majority of the members of the Board of Directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) the Persons who were beneficial owners of the outstanding voting securities of the subject Person immediately prior to the transaction beneficially own less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (iii) the subject Person sells all or substantially all of its assets to a Person that is not an Affiliate of the subject Person.

"Competing Retail Programs" means from time to time major retailer Credit Card programs other than the Program, whether or not Bank or any of its Affiliates participate in such other programs as set forth on Schedule 1.1(h) as the same may be amended from time to time by the Management Committee.

"Competitive" has the meaning set forth on Schedule 1.1(i).

"Confidential Information" has the meaning set forth in Section 13.1 hereof.

"Credit Card" has the meaning set forth in 12 CFR § 226.2(a)(15), as in effect on the Effective Date. The term does not include: (i) any gift card; (ii) any debit card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; (iii) any secured card, including any card secured by a lien on real or other property or by a deposit; or (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account.

"Credit Card Business" means the business relating to the ownership, administration and management of the Accounts and Receivables (including the extension of credit to Cardholders, the processing of transactions under the Accounts and the servicing of the Accounts) and, includes all activities relating to the Program established pursuant to this Agreement.

"Disclosing Party" has the meaning set forth in Section 13.1(d) hereof.

“Effective Date” has the meaning set forth in the preamble.

"Event of Default" means the occurrence of any one of the events listed in Section 14.1, 14.2, and 14.3 hereof.

"Federal Funds Rate" means, for any day, the offered rate as reported in the Wall Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of 1 million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365 day year.

"Fiscal Month" means each four (4) or five (5) week period designated by Pier 1 as such on a Fiscal Year-reporting basis as reflected on Schedule 1.1(g).

"Fiscal Quarter" means each three (3) Fiscal Month period designated by Pier 1 as such on a Fiscal Year-reporting basis as reflected on Schedule 1.1(g).

"Fiscal Year" means the fiscal year designated by Pier 1 as such setting forth the fiscal year for Pier 1 on a 52/53 week fiscal year ending on the Saturday closest to the last day of February as reflected in Schedule 1.1(g).

"Force Majeure Event" has the meaning set forth in Section 18.18 hereof.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Authority" means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

"Indemnified Party" has the meaning set forth in Section 17.3(a) hereof.

"Indemnifying Party" has the meaning set forth in Section 17.3(a) hereof.

"Indirect Damages" has the meaning set forth in Section 17.4(b) hereof.

"Inserts" has the meaning set forth in Section 5.3(a) hereof.

"In-Store Payment" means any payment on an Account made in a retail store owned or operated by Pier 1 or any of its Affiliates by a Cardholder or a person acting on behalf of a Cardholder.

"In-Touch" refers to Pier 1's customer marketing program utilizing customer contact information (emails and/or home address and phone number) to promote special incentives, product information and advertising via direct mail (catalog) and Internet (email).

"Intellectual Property" means, on a worldwide basis, all intellectual property, including (i) rights associated with works of authorship, including copyrights, moral rights and mask-

works; (ii) trademarks, service marks and other source indicators and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other intellectual property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

"Interchange Fees" means the interchange fees or interchange reimbursement fees paid or payable to Bank in connection with Cardholder usage of the Accounts.

"Internet Services" has the meaning set forth in Section 4.8(a).

"Knowledge" means, with respect to any of Pier 1 or Bank, the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program, after reasonable inquiry.

"Licensee" means any Person in the Territory authorized by Pier 1 or any of its Subsidiaries to operate in and sell Pier 1 Goods and Services in the Territory from Pier 1 Channels under Pier 1 Licensed Marks, solely with respect to such Person's or any of its Subsidiaries' operation in and sale of Pier 1 Goods and Services from Pier 1 Channels or under Pier 1 Licensed Marks.

"Loyalty Card" means a card issued for the Program pursuant to any Loyalty Program providing for access to an Account.

"Loyalty Program(s)" means a long term flexible marketing strategy designed to produce profitable customer relationships by identifying and retaining customers, increasing their purchase activity and establishing loyal relationships with them through communication, recognition and rewards based on their purchase activity.

"Management Committee" has the meaning set forth in Section 3.2(a) hereof.

"Manager" has the meaning set forth in Section 3.3(a) hereof.

"Marketing Plan" means the document that outlines the objectives, strategies and tactics of new account solicitation, usage and awareness programs for the applicable Fiscal Year.

"Material Adverse Effect" means: (a) with respect to the Program, the Accounts or the Cardholder Indebtedness, respectively, a material adverse change therein, or a material adverse effect thereon, taken as a whole, excluding any effect or change attributable to or resulting from (i) economic, business or financial conditions generally or events affecting the Credit Card services or consumer credit business, the banking or financial services industry or the retail store industry, to the extent such events or conditions do not have a disproportionate effect on a Party relative to other entities operating businesses similar to such Party, or (ii) changes of Applicable Law, GAAP or regulatory accounting principles after the Effective Date; and (b) with respect to a Party, a change or effect reasonably expected to impair materially or delay materially the ability of such Party to perform timely its or their material obligations under this Agreement or to consummate the transactions contemplated thereby.

"Merchant Discount" means a discount rate generally applied against settlements due to merchants for transactions with respect to the use of a Credit Card, which includes the Interchange Fees as well as any other transaction fees.

"Monthly Settlement Sheet" has the meaning set forth in Section 7.1 hereof.

"New Bank Mark" has the meaning set forth in Section 10.2(b) hereof.

"New Pier 1 Mark" has the meaning set forth in Section 10.1(b) hereof.

"Nominated Purchaser" has the meaning set forth in Section 16.2(a) hereof.

"Operating Procedures" means the operating procedures for the Program in effect from time to time in accordance with Section 4.1(b) hereof.

"Parties" means the collective reference to Pier 1 and the Bank; and unless the context otherwise requires, "Party" means either the collective reference to Pier 1, on the one hand, or the Bank, on the other hand.

"Person" means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

"Pier 1" has the meaning set forth in the preamble hereof.

"Pier 1 Channels" means (i) all retail establishments owned or operated by Pier 1 or its Affiliates (including Licensee departments therein) in the United States, (ii) all websites owned or operated by Pier 1 or its Affiliates or their Licensees, and (iii) all mail order, catalog and other direct access media that are owned or operated by Pier 1 or its Affiliates or their Licensees.

"Pier 1 Charge Transaction Data" means the transaction information (in the form of electronic information) with regard to an In-Store Payment or a charge on an Account with respect to each purchase of Pier 1 Goods and Services or Approved Ancillary Products by a Cardholder on credit and each return of Pier 1 Goods and Services or Approved Ancillary Products for credit.

"Pier 1 Credit Card" means a Private Label Credit Card offered pursuant to the terms of this Agreement.

"Pier 1 Designees" has the meaning set forth in Section 3.2(c) hereof.

"Pier 1 Event of Default" means the occurrence of any one of the events listed in Section 14.3 hereof or an Event of Default where Pier 1 is the defaulting Party.

"Pier 1 Goods and Services" means the products and services sold, charged or offered by or through Pier 1 Channels, including for personal, household, or business purposes, and including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of Pier 1 Channels.

"Pier 1 Licensed Marks" means the trademarks, tradenames, service marks, logos and other proprietary designations listed on Schedule 1.1(d) and licensed to Bank under Section 10.1.

"Pier 1 Matters" has the meaning set forth in Section 3.2(f) hereof.

"Pier 1 Prospect List" has the meaning set forth in Section 6.3(b) hereof.

"Pier 1 Shopper" means any Person who makes purchases of Pier 1 Goods and Services or otherwise uses or accesses Pier 1 Channels.

"Pier 1 Shopper Data" means all personally identifiable information regarding a Pier 1 Shopper that is obtained by (or on behalf of) Pier 1 or any of its Affiliates at any time (including prior to the Effective Date), including personally identifiable information obtained in connection with such Pier 1 Shopper making a purchase of Pier 1 Goods and Services, and including Pier 1’s "In-Touch" and other customer data.

"Pier 1 Systems" means Systems owned, leased or licensed by and operated by, or on behalf of, Pier 1 or its Affiliates.

"Pier 1 Transaction" means any purchase, In-Store Payment, exchange or return of Pier 1 Goods and Services and/or Approved Ancillary Products by a Cardholder using an Account.

"POS" means point of sale.

"Privacy Policy" means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program.

"Private Label Accounts" means the Accounts linked to Private Label Credit Cards solely for the purpose of financing the purchase of Pier 1 Goods and Services (and all fees and charges relating thereto) through any Pier 1 Channel.

"Private Label Credit Card" means a Credit Card that bears a Pier 1 Licensed Mark and may be used solely to finance purchases of Pier 1 Goods and Services through any Pier 1 Channel, including the Private Label Credit Cards listed in Schedule 1.1(e).  Each Private Label Credit Card is linked solely to a Private Label Account.

"Program" means the program established pursuant to this Agreement.

"Program Assets" means the Accounts, Account Documentation, Cardholder Data, Solicitation Materials and all Cardholder Indebtedness (whether held by Bank or a third party).

"Program Objectives" has the meaning set forth in Section 3.1 hereof.

"Program Purchase Date" has the meaning set forth in Section 16.2(b) hereof.

"Program Website" has the meaning set forth in Section 4.8(a) hereof.

"Promotional Sales Fees" has the meaning set forth in Schedule 4.9.

"Promotional Sales Plans" has the meaning set forth in Schedule 4.9 hereof.

"Purchase Agreement" has the meaning set forth in the recitals hereof.

"Purchased Accounts" has the meaning set forth in the recitals hereof.

"Receiving Party" has the meaning set forth in Section 13.1(d) hereof.

"Retail Merchants" has the meaning set forth in Section 8.1 hereof.

"Risk Management Policies" means the underwriting and risk management policies, procedures and practices applicable to the Program and adopted in accordance with the terms of this Agreement, including policies, procedures and practices for credit and Account openings, transaction authorization, collections, credit line assignment, increases and decreases, over-limit decisions, Account closures, payment crediting and charge-offs.

"Services" means the services required to be performed by Bank in accordance with this Agreement, the Risk Management Policies and the Operating Procedures, and any related servicing agreements.

"SLA" means each individual performance standard set forth on Schedule 7.3(a).

"Solicitation Materials" means documentation, materials, artwork and copy, in any format or media (including television and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.

“Speedy Review” means the process in which stores may call the Bank’s lending operations call center for further review of an Application that was not approved for any reason (i.e., miskeyed information or certain types of credit flags).

"Subsidiary" when used with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, more than fifty percent (50%) of the equity interest of which) is owned directly or indirectly by such first Person or by another Subsidiary of such Person.

"Systems" means software, databases, computers, systems and networks.

“Tender Neutral Loyalty Program” means a long term flexible marketing strategy designed by Pier 1 to produce customer relationships by identifying and retaining customers, increasing their purchase activity and establishing loyal relationships with them through communication, recognition and rewards based on their purchase activity, regardless of tender.

"Territory" means the United States.

"Trademark Style Guide" means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

"Unapproved Matter" has the meaning set forth in Section 3.2(e)(ii)(B) hereof.

1.2        Miscellaneous.

(a)           As used herein: (1) all references to the plural number shall include the singular number (and vice versa); (2) all references to "herein," "hereunder," "hereof" or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (3) all references to "include," "includes" or "including" shall be deemed to be followed by the words "without limitation"; (4) unless specified as Business Days or Fiscal Months, all references to days or months shall be deemed references to calendar days or months; and (5) all references to "$" or "dollars" shall be deemed references to United States dollars.

(b)           Any approvals and consents required under this Agreement shall not be unreasonably withheld, unless such consent or approval may be made in the sole discretion of a party.

ARTICLE II
ESTABLISHMENT OF THE PROGRAM

2.1        Credit Program. As of the Effective Date, Bank shall pursuant to this Agreement continue to service, market, and promote the Pier 1 Credit Cards issued pursuant to the Program Agreement.  Bank shall continue to make available Pier 1 Credit Cards and promptly open a new Account and issue a new Pier 1 Credit Card with respect to each Application approved in accordance with the Risk Management Policies.  To the extent approved in accordance with the terms of this Agreement, the Program shall include and the Bank shall offer such other Approved Ancillary Products and other payment products as shall be incorporated in the Program in the future.

2.2        Exclusivity.  Pier 1 and Bank agree with respect to exclusivity as set forth on Schedule 2.2.

2.3        Termination. The Program Agreement is hereby terminated effective midnight December 31, 2010. The Parties agree that any obligation, payment, or duty due and owing by such Party under the Program Agreement on or before the stated termination date shall be performed pursuant to the terms of the Program Agreement. In consideration of the termination, Chase agrees to pay Pier 1 by wire transfer of immediately available funds Thirty-five Million and no/100 Dollars ($35,000,000.00) on or before December 30, 2010 to an account designated by Pier 1. Chase and Pier 1 acknowledge and agree that the above payment includes all sums remaining due and owing to Pier 1 by Chase pursuant to Schedule 1.1(e) of the Purchase Agreement which Chase would have been obligated to pay if the Program Agreement were not terminated. The Parties further acknowledge and agree that this Agreement is contingent upon Pier 1’s receipt of the above referenced wire payment by close of business on December 30, 2010.  By executing this Agreement Chase confirms receipt of Pier 1’s wiring instructions.

ARTICLE III
PROGRAM MANAGEMENT AND ADMINISTRATION

3.1        Program Objectives.  In performing its responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following program objectives (the "Program Objectives"):

(a)           to enhance the experience of Pier 1 Shoppers;

(b)           to increase profits from retail sales of Pier 1;

(c)           intentionally deleted;

(d)           to maximize Program economics while minimizing operational costs and complexity;

(e)           to leverage the Program to identify existing and potential Pier 1 Shoppers, develop and deepen relationships with Pier 1 Shoppers and finance retail sales growth;

(f)           to ensure that the Bank’s Program-related activities are at all times conducted in a safe and sound manner and in accordance with Applicable Law; and

(g)           to increase the Pier 1 Credit Card’s share of Pier 1 retail sales.

3.2        Management Committee.

(a)           Establishment of the Management Committee.  Pier 1 and Bank hereby establish a committee (the "Management Committee") to oversee and review the conduct of the Program pursuant to this Agreement and to perform any other action that, pursuant to any express provision of this Agreement, requires its action.

(b)           Intentionally Deleted.

(c)           Composition of the Management Committee.  The Management Committee shall consist of six (6) members, of whom three (3) members shall be nominated by Pier 1 (the "Pier 1 Designees") and three (3) members shall be nominated by Bank (the "Bank Designees").    Each Party shall designate its Manager to serve as one of its designees on the Management Committee.  Each Party shall at all times have as one of its designees the Person with overall responsibility for the performance of the Program within his or her respective corporate organization, which in the case of Bank, shall be the Chief Financial Officer of the partner Credit Card business of Bank.  Bank and Pier 1 may each substitute its designees to the Management Committee from time to time so long as their designees continue to satisfy the above requirements, provided that each Party shall provide the other Party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.

(d)           Functions of the Management Committee.  The Management Committee shall:

(i)             oversee Program marketing activities pursuant to the Fiscal Year 2012 Marketing Plan set forth in Schedule 5.5(a) and by  reviewing and approving the Marketing Plan for the partial Fiscal Year 2013;

(ii)             monitor activities of Competitive programs and identify implications of market trends;

(iii)            approve the use of any third party (e.g., subcontractor or outsourced service provider), other than any Affiliate of Pier 1 or Bank, as the case may be, to perform any of the obligations to be performed by Bank or Pier 1 under the Program, in each case, except to the extent (x) subcontracted or outsourced as of the Effective Date or (y) such subcontracted or outsourced service would not involve direct contact between such third party and any Cardholder (i.e., in person, via telephone or in writing) (z) other than subcontractors and outsourcers that are used by the Bank for other Credit Card programs it being agreed and understood that the subcontracting or outsourcing of such services (which may include print shops and mail vendors) would be within the sole discretion of the respective Party who elects to subcontract or outsource such service;

(iv)            evaluate and approve changes to any of the following:

(A)             offering of new Private Label Credit Cards or Approved Ancillary Products, other than the products listed on Schedule 11.4(j), including other payment products;

(B)           changes to the Account terms set forth on Schedule 3.2(e) and material changes to any other Account terms;

(C)           Risk Management Policies, other than changes made by the Bank with respect to its other Credit Card programs, (which shall be submitted to the Management Committee together with the expected pro forma effects of such changes on the Program);

(D)           changes to the Operating Procedures; and

(E)           changes to the SLAs applicable to the Program;

(v)             approve the design, but not the content, of Cardholder Documentation and any changes thereto;

(vi)            review customer service, collections and other servicing performance and reporting aspects of the Program against SLAs and other requirements of this Agreement;

(vii)           review compliance with Applicable Law, the Risk Management Policies, Operating Procedures and other Program operations and procedures;

(viii)          carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties;

(ix)             intentionally deleted; and

(x)             adjust the Promotional Sales Fees as required by Schedule 4.9.

(e)           Proceedings of the Management Committee.

(i)             Meetings and Procedural Matters.  The Management Committee shall meet (in person or telephonically) at least twice per calendar year.  In addition, any member of the Management Committee may call a special meeting by delivery of at least five (5) Business Days' prior notice to all of the other members of the Management Committee, which notice shall specify the purpose for such meeting.  Except to the extent expressly provided in this Agreement, the Management Committee shall determine the frequency, place (in the case of meetings in person) and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereat.

(ii)             Actions.

(A)             Management Committee shall be taken by majority vote of the committee members constituting the full committee (including any vacancies).

(B)             If a majority of the Management Committee members constituting the full Management Committee (including any vacancies) fail to agree on any matter of significance to the Program (an "Unapproved Matter") within ten (10) Business Days after the relevant initial vote, then initially the Executive Vice President for  the partner Credit Card business of Bank and the Executive Vice President – CFO of Pier 1 (or any other similarly ranking officer of Bank or Pier 1, as the case may be, who is not a Management Committee member and shall have been designated in writing by Pier 1 or Bank, as applicable, to the other Party) shall in good faith attempt to resolve the matter.  Any such resolution by such senior officers shall be deemed to be the action and approval of the Management Committee for purposes of this Agreement.  If after ten (10) Business Days, the Unapproved Matter remains unresolved by such senior officers of Pier 1 and Bank, the failure to agree shall constitute a deadlock.  In the event of a deadlock, the final decision shall rest with Pier 1 in the case of Pier 1 Matters and with Bank in the case of Bank Matters, each of which shall, except as otherwise provided herein, exercise its discretion reasonably and in good faith.  If a deadlock should occur with respect to a matter that is neither a Pier 1 Matter nor a Bank Matter, the matter shall be deemed rejected by the Management Committee.

         (C)  Notwithstanding anything to the contrary contained herein, Bank shall not override any vote of Pier 1 Designees in a way that would result in any aspect of the Program being more onerous or less beneficial to the Cardholders or Pier 1 as of the Effective Date unless (i) Bank’s position on the issue is required by Applicable Law and (ii) Bank adopts, and certifies to Pier 1 that it has adopted the same position with respect to each of its other Credit Card programs that are similarly impacted by such applicable law or to which such Applicable Law could similarly be applied, or (iii) the vote involves Bank Matters.

         (D) Customer Service Disputes.  If at any time there shall be a material change in customer dispute patterns or volume, as evidenced by the monitoring procedures set forth in the Operating Procedures, (A) Pier 1 shall call, and the Parties shall attend, one or more Management Committee meetings to consider and vote upon a plan to remediate such customer service or other disputes, (B) the Parties shall negotiate in good faith for a period ending not less than ten (10) days following the date of such meeting, to arrive at a mutually agreeable remediation plan (or a shorter period if such a remediation plan is agreed to prior to the 10th day), and (C) in the event such remediation plan is voted upon and approved, the Parties shall promptly implement such plan. If such customer service or other disputes remain uncured on the tenth (10th) day following the implementation of such Management Committee-approved remediation plan or such other date determined by the Management Committee as reasonably required to implement such remediation plan, Pier 1 shall call, and the Parties shall attend, one or more Management Committee meetings to consider and vote upon an alternative plan to remediate such customer service or other disputes.  In the event that the Management Committee is unable to agree to a plan to remediate such customer service or other disputes within the ten (10) days following any meeting called by Pier 1 pursuant to this Section 3.2(e)(ii), it shall be considered an Unapproved Matter.

(f)           Pier 1 Matters.  In accordance with and subject to this Section 3.2, Pier 1 shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the following matters (the "Pier 1 Matters"):

(i)             Design, but not content, of the Cardholder Documentation and collateral aesthetics; provided that changes to the design or content of Cardholder Documentation (other than Billing Statements) that require a material increase in production costs beyond the per unit cost in effect as of the Effective Date shall not be adopted as a Pier 1 Matter but shall require the approval of the Management Committee pursuant to Section 3.2(e)(ii)(A) unless Pier 1 agrees to pay the cost of such increase;

(ii)            look, feel and content of Billing Statements taking into consideration any limitations imposed by the system and Operating Procedures, except for content that is deemed necessary or appropriate by Bank in light of legal or regulatory requirements,;

(iii)          any maintenance of, and improvements to, Pier 1 Systems used in connection with the Program, and any capital expenditures of Pier 1 and its Affiliates for maintenance of, and improvements to, Pier 1 Systems used in connection with the Program;

(iv)          the approval (in the sole discretion of Pier 1) of any new Credit Card products, including Approved Ancillary Products other than those set forth in Schedule 11.4(j) or other products and services proposed to be offered to Cardholders and, in each case, the approval of any compensation payable to Pier 1 in respect thereof; provided, that the economic terms and compensation arrangements related to such new products or services shall be acceptable to both Parties;

(v)           communications and/or contacts with Cardholders (other than as required to service the Accounts, comply with Applicable Law or as otherwise provided in this Agreement), including use of telemarketing techniques utilized by Bank.

(g)  Bank Matters.  In accordance with and subject to this Section 3.2, Bank shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the matters set forth on Schedule 3.2(g) and the following matters (the "Bank Matters"):

(i)	changes to Account terms required by Applicable Law;

(ii)           capital expenditures for maintenance of, and improvements to, the Bank Systems used in connection with the Program;

(iii)          content of Cardholder Documentation and Solicitation Materials that is dictated by Applicable Law;

(iv)          compliance with Applicable Laws, including Operating Procedures and other Program operations and procedures; and

 (v)          content of the Marketing Plan, other than the Fiscal Year 2012 Marketing Plan which is set forth in Schedule 5.5(a).  For avoidance of doubt, the Parties have agreed to the Fiscal Year 2012 Marketing Plan as set forth in Schedule 5.5(a) and the only portion of the Marketing Plan which shall be considered a “Bank Matter” pursuant to this Section 3.2(g)(v) is the first four (4) months of Pier 1’s Fiscal Year 2013, the calendar of which is set forth in Schedule 1.1(g).

3.3        Program Relationship Managers; Program Team.

(a)           Pier 1 and Bank shall each appoint one Program relationship manager (each, a "Manager").  The Managers shall exercise day-to-day operational oversight of the Program, subject to the actions and decisions of the Management Committee, and coordinate the partnership efforts between Pier 1 and Bank, shall report to the designees on the Management Committee of the Party appointing such Manager and shall conduct their Program responsibilities in accordance with the actions and decisions of the Management Committee.  Pier 1 and Bank shall endeavor to provide stability and continuity in the Manager positions and each Party's other Program personnel.

(b)             Pier 1 and Bank acknowledge that the initial Manager of Bank has been approved by both Parties.    With respect to future Bank Manager candidates, Bank shall seek to propose candidates with substantial Program relevant experience, including experience with the retail store industry, comparable customer demographics and Loyalty Programs.

ARTICLE IV
PROGRAM OPERATIONS

4.1        Operation of the Program.

(a)           Each of the Parties hereto, in all material respects, shall perform its obligations under this Agreement (i) in compliance with the terms and conditions of this Agreement, the Risk Management Policies, the Operating Procedures and any other policies, procedures and practices adopted pursuant to this Agreement, (ii) in good faith, (iii) in accordance with Applicable Law, and (iv) in a manner consistent with the Program Objectives.

(b)           The Operating Procedures applicable to various aspects of the operation of the Program are attached hereto as Schedule 4.1(b). Thereafter, except for changes required by Applicable Law, changes to such Operating Procedures shall only be made with the approval of the Management Committee; provided that changes to the Risk Management Policies may be made in accordance with Section 4.6 and Article III.  Except as expressly provided otherwise in this Agreement, Bank shall use commercially reasonable efforts to ensure that the personnel and other resources (including Systems and other technology resources) devoted by Bank to the Program, in the aggregate, shall be Competitive.

(c)     The Parties acknowledge that the fee waiver policy established prior to the Effective Date as described in Schedule 4.1(c) shall continue in effect during the term at no cost to Pier 1.

4.2        Certain Responsibilities of Pier 1.

(a)           In addition to its other obligations set forth elsewhere in this Agreement, Pier 1 agrees that during the term it shall, either itself or through the Affiliate(s) to which it subcontracts the relevant functions:

(i)             solicit new Accounts through in-store instant credit procedures (in accordance with this Agreement) and display Solicitation Materials (or Applications) in Pier 1 Channels pursuant to the Marketing Plan;

(ii)            implement and administer the Marketing Plan in accordance with this Agreement;

(iii)           receive In-Store Payments in accordance with Section 8.3 and procedures that comply with Applicable Law, subject to reimbursement from Bank for the processing of such payments as provided in this Agreement; and

(iv)           except as otherwise provided in this Agreement, at all times, at the cost and expense of Pier 1, provide personnel and take such commercially reasonable actions as are necessary to support interfaces with Bank Systems with respect to all functions, including but not limited to a system to accept and transport Applications at POS.

4.3        Certain Responsibilities of Bank.

(a)           In addition to its other obligations set forth elsewhere in this Agreement, Bank agrees that during the term it shall:

(i)             extend credit (or cause one of its Affiliates to extend credit) on newly originated and existing Accounts in accordance with the Risk Management Policies and Operating Procedures;

(ii)             comply (and cause its applicable Affiliates to comply) with the terms of the Cardholder Agreements, the Program Privacy Policies and all Cardholder opt-outs;

(iii)            prepare, process and mail Cardholder Billing Statements, Inserts, Privacy Policy notices, change in terms notices and other communications to Cardholders and perform any other Services required to be performed pursuant to this Agreement from time to time;

(iv)            provide procedure and process documentation with respect to Program operations, including the use of any Bank Systems utilized in the Program to the extent that the same are not Bank proprietary information or trade secrets;

(v)             to the fullest extent permitted by Applicable Law, the Privacy Policy, and Bank's or its Affiliate's agreements with third parties, as reasonably requested from time to time by Pier 1, provide aggregate transaction and experience information about cardholder of Bank's other Credit Card programs, and assist Pier 1 and its Affiliates in using such information to develop marketing plan for their businesses;

(vi)            to the extent permitted by Applicable Law, the Privacy Policy, Bank's or its Affiliate's agreements with third parties, and Bank’s policies, as reasonably requested from time to time by Pier 1, permit Pier 1 to solicit or offer Pier 1 Goods and Services to cardholders of Bank's and its Affiliates' other Credit Card programs;

(vii)           maintain a System to process Applications, using the underwriting and credit limit assignment policy set forth in the Risk Management Policies and the Operating Procedures;

(viii)          maintain call centers in accordance with the terms of Schedule 4.3(a)(viii);

(ix)             provide Account monitoring services, including identifying delinquencies, identifying collection efforts required, implementing credit-line adjustments, over limit authorizations and Account deactivation or cancellation;

(x)              handle collection and recovery efforts in respect of Accounts;

(xi)             process remittances from Cardholders;

(xii)            produce and issue all new, replacement and reissued credit card plates related to Pier 1 Credit Cards; and

(xiii)           process, print and mail the Pier 1 Rewards Certificates as done prior to the Effective Date, at the sole cost and expense of Pier 1 provided, however, Chase shall deliver to Pier 1 back-up documentation for all third party costs related to processing, printing and mailing the Pier 1 Rewards Certificates, including, but not limited to, copies of the actual invoices form Chase’s third party vendors.

4.4        Ownership of Accounts; Account Documentation.

(a)           Except to the extent of Pier 1's ownership of Pier 1 Licensed Marks, Bank shall be the sole and exclusive owner of all Accounts and Account Documentation and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Bank shall exercise such rights consistent with the provisions of this Agreement and Applicable Law.  All purchases of Pier 1 Goods and Services in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the relevant Cardholder and Bank, respectively.  Pier 1 acknowledges and agrees that (i) they have no right, title or interest (except for their right, title and interest in Pier 1 Licensed Marks and their option to purchase the Program Assets under Section 16.2) in or to, any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) Bank extends credit directly to Cardholders.

(b)           Except as expressly provided herein, Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts and (ii) retain for its account all Cardholder Indebtedness and, subject to the terms of this Agreement, all other fees and income authorized by the Cardholder Agreements and collected with respect to the Accounts and Cardholder Indebtedness.  Pier 1 and Bank shall determine an appropriate allocation of any income from selling Approved Ancillary Products as shall have been approved by the Management Committee in connection with the approval of the offering of such Approved Ancillary Products.

(c)           Bank shall fund all Cardholder Indebtedness on the Accounts.

(d)           Bank shall have the exclusive right to effect collection of Cardholder Indebtedness and shall notify Cardholders to make payment directly to it in accordance with its instructions; provided, however, that Bank will make all collections for its account using the name of Bank, and may direct all checks to be made payable to "Pier 1" or, with Pier 1 approval, another name combined with the name Pier 1.  Pier 1 grants to Bank a limited power of attorney (coupled with an interest) to sign and endorse Pier 1's name upon any form of payment that may have been issued in Pier 1's name in respect of any Account.

(e)           Notwithstanding the foregoing, Pier 1 may accept payments made with respect to an Account in a Pier 1 store as provided in Section 8.3.

4.5        Branding of Accounts/Credit Cards/Cardholder Documentation/Solicitation Materials.

(a)           The Cardholder Documentation and the Solicitation Materials shall be in the design and format proposed by Pier 1 and approved by the Management Committee; provided that Bank shall be responsible for ensuring that the Cardholder Documentation and the Solicitation Materials comply with Applicable Law and for ensuring that the Solicitation Materials comply with the Cardholder Documentation.

(b)           Bank shall be responsible for, and bear the cost of the design, development and delivery (other than delivery at Pier 1 Channels) of the Cardholder Documentation; provided that, to the extent that changes to the design or format of Cardholder Documentation, as a result of a Pier 1 Matter, result in the per unit cost of such Cardholder Documentation being greater than the Bank’s average Cardholder Documentation costs, Pier 1 shall pay such cost increase, provided that Bank shall first notify Pier 1 of any cost increase before implementation.

(c)           Bank shall issue a renewal Pier 1 Credit Card to each Cardholder at each scheduled Pier 1 Credit Card re-issue date.

(d)           Pier 1 Licensed Marks shall appear prominently on the face of Pier 1 Credit Cards.  Pier 1 Credit Cards shall not bear Bank's Licensed Marks; provided, however, the Bank's name will appear on the back of the card in order to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law.

4.6        Underwriting and Risk Management.  Pier 1 and Bank agree with respect to underwriting and risk management as set forth on Schedule 4.6.

4.7        Cardholder Terms.

(a)           The terms and conditions of each Account shall be the terms and conditions applicable to the Account type, including the terms and conditions set forth on

Schedule 3.2(e). Additional changes to the terms and conditions of the Accounts may be made only in accordance with Article III.

4.8        Internet Services.

(a)           Cardholder Website.  Bank shall maintain the existing Pier 1-branded log on page for Cardholders and potential Cardholders as of the Effective Date ("Program Website").  The Program log on page shall be accessed by means of links from Pier 1's websites and shall contain or otherwise be associated with only such material and links as shall be agreed by the Management Committee from time to time.  Pier 1 will provide such links on (i) its home page, (ii) its check-out page, and (iii) such other pages as the Management Committee shall determine from time to time.  The Program Website shall also include links back to Pier 1's websites, on the Program Website home page and such other pages as the Management Committee shall determine from time to time.  The Program Website shall include the following functions, and such other functions as may be approved by the Management Committee from time to time (the Program Website and such functionality, collectively, the "Internet Services").

(i)             Intentionally Deleted.

(ii)             Cardholder Customer Service.  The Program Website shall permit Cardholders to (A) view the Cardholder's Account information and Billing Statements (including any Loyalty Program information, Pier 1 Transaction information, and all other information contained in such Billing Statement); and (B) make payments on the Cardholder's Account via automated clearing house transfer or other payment mechanism.

(b)           Performance Standards.  Bank shall provide the Internet Services consistent with the SLAs set forth on Schedule 7.3(a) and in accordance with industry standards.

(c)           Customer Privacy.  Bank shall ensure that the Privacy Policy is clearly and prominently posted on the pages of the Program Website.

(d)           Internet Services Representations and Warranties.  Bank represents and warrants as of the Effective Date and during the term of this Agreement that:

(i)             the Program Website is solely under Bank's control (subject to Pier 1's rights under this Agreement); and

(ii)             Bank has the license, right or privilege to use the hardware, software and content acquired from third parties for use in the Internet Services, and that it is the owner of all other hardware, software and content used in the Internet Services and that neither the Internet Services as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

4.9         Promotional Sales Plans.  Bank shall offer and support the plans listed in Schedule 4.9 (the "Promotional Sales Plans") in accordance with this Agreement on the terms provided in Schedule 4.9.

ARTICLE V
MARKETING

5.1        Promotion of Program.  In accordance with the Marketing Plan, Pier 1 and Bank shall cooperate with each other and actively support and promote the Program to both existing and potential Cardholders.

5.2        Marketing Commitment.

(a)           Pier 1 agrees, at its expense, to offer Cardholders the value proposition that is offered to Pier 1 Cardholders as of the Effective Date and shall not make any changes thereto without the consent of Bank; and (ii) shall at all times be at least equal to the value proposition offered under the Tender Neutral Loyalty Program and any other rewards offered to Pier 1 consumer customers who are not Cardholders.

(b)           During the term, Pier 1 shall, at its expense, market the Program in a manner and with a volume of activity consistent with its practice as of the Effective Date.

5.3        Communications with Cardholders.

(a)           Pier 1 Inserts.  Pier 1 and its Affiliates shall have the priority with respect to communicating with Cardholders, except for any message required by Applicable Law, through use of Inserts, fillers, and similar mechanisms (which shall be included on all billing envelopes) (collectively, "Inserts"), including Inserts selectively targeted for particular segments of Cardholders, in any and all Billing Statements (including electronic Billing Statements) and envelopes, subject to production requirements contained in the Operating Procedures and Applicable Law.  Except as otherwise provided in the Marketing Plan, and except for Inserts required by Applicable Law (which shall be paid for by Bank), Pier 1 shall be responsible for the content of, and the cost of preparing and printing, any such Inserts.  If the insertion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statements, Pier 1 agrees to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs.  Pier 1 shall retain all revenues they receive from all Inserts (other than any Inserts promoting Pier 1 Credit Cards or Approved Ancillary Products that Pier 1 may permit to be produced and distributed in accordance with the Marketing Plan).  Subject to Pier 1's review, Bank may communicate with Cardholders in the Inserts about the Program as necessary for Bank to comply with its obligations under this Agreement.

(b)           Billing Statement Messages.  Pier 1 and its Affiliates shall have the exclusive right to use Billing Statement (including electronic Billing Statement) messages and Billing Statement envelope (or electronic mail) messages in each Billing Cycle to communicate with Cardholders, subject to production requirements contained in the Operating Procedures and Applicable Law.  Such messages shall be included at no cost to

Pier 1.  Notwithstanding the foregoing, any message required by Applicable Law or collections shall take precedence over Pier 1's and its Affiliates' messages.  Subject to Pier 1's review, Bank may communicate with Cardholders about the Program in the Billing Statements as necessary for Bank to comply with its obligations under this Agreement.

5.4        Approved Ancillary Products.  Except for the Approved Ancillary Products and Pier 1 Credit Cards or those products set forth on Schedule 11.4(j), Bank and its Affiliates shall not offer (except as directed by Pier 1) any goods or services to Cardholders or through the Program.  From time to time, Bank may propose to solicit Cardholders for products or services other than the foregoing.  If the Management Committee agrees to permit such solicitation, such solicitation shall only be permitted on the terms prescribed by the Management Committee.

5.5        Marketing Plan.

(a)           The Parties agree to the terms of the Fiscal Year 2012 Marketing Plan set forth in Schedule 5.5(a). For the portion of the Fiscal Year 2013 during the term of this Agreement, Pier 1 shall develop, in consultation with Bank, and  not less than three (3)    months prior to the commencement of such Fiscal Year a Marketing Plan, subject to the approval of the Management Committee.  Except as may be set forth in the Fiscal Year 2012 Marketing Plan, the Parties  acknowledge that for the remainder of the term, Pier 1 shall not  offer a sales coupon or other sales discount which permits a new Cardholder to receive a discount or price reduction with the first use of the Pier 1 Credit Card.

(b)           Each Marketing Plan shall outline, for each Pier 1 Channel, all programs, to the extent established and mutually agreed upon by Pier 1 and Bank. Pier 1 shall provide the following information for each program at Bank’s request:

(i)             description of offer(s), cost per unit, expected response rate and other performance projections with respect thereto;

(ii)            description of target audience;

(iii)           planned budget, specifying Bank's share and Pier 1's share, if any;

(iv)           distribution among Pier 1 Channels and types of Accounts; and

(v)            target implementation date (e.g., mailing dates, calling dates, delivery dates).

(c)           Each Marketing Plan shall address development of Solicitation Materials and Account Documentation; new Account acquisition strategies, including direct mailing; preparation of unique collateral materials for Pier 1's employees; activation, retention and usage; statement design and messaging; advertising of the Program; and such other marketing matters as the Parties shall agree to.

(d)           Each Marketing Plan shall specify which Party is responsible for each Marketing Plan item and shall contain a budget specifying the Parties' financial responsibilities during the applicable Fiscal Year.

(e)           Any Marketing Plan may be modified or supplemented by the Parties from time to time upon mutual agreement, provided such modifications or supplements, as the case may be, are approved by the Management Committee.

(f)           To the extent practicable, all significant marketing initiatives developed under this Agreement shall contain unique marketing source codes to facilitate post-marketing research and analysis.

ARTICLE VI
CARDHOLDER INFORMATION

6.1        Customer Information.

(a)           All sharing, use and disclosure of Cardholder Data and Pier 1 Shopper Data under this Agreement shall be subject to the provisions of this Article VI.  The Parties acknowledge that the same or similar information may be contained in the Cardholder Data, Pier 1 Shopper Data, and other data and that each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.

(b)           Pier 1 and Bank shall each maintain an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data and Pier 1 Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data and Pier 1 Shopper Data; (iii) protect against unauthorized access to or use of the Cardholder Data and Pier 1 Shopper Data, specifically including the use of data encryption or other mutually agreed upon secure data transfer method for all Cardholder Data and Pier 1 Shopper Data transferred between the Parties; and (iv) ensure the proper disposal of Cardholder Data and Pier 1 Shopper Data. Additionally, such security measures shall meet current industry standards and shall be at least as protective as those used by each Party to protect its other confidential customer information.  Each Party shall use the same degree of care in protecting the Cardholder Data and Pier 1 Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care.  In particular, Bank shall treat Pier 1 Shopper Data as if it were "customer information" for purposes of the regulations above.  In the event a Party becomes aware of any unauthorized use of or access to Cardholder Data, such Party shall immediately notify the other Party and shall cooperate with such other Party, as reasonably requested or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Cardholder Data, and (z) to provide prompt notice to affected Cardholders to the extent required by Applicable Law or otherwise with the approval of the Management Committee. In the event Bank becomes aware of any unauthorized use of or access to Pier 1 Shopper Data, Bank shall immediately notify Pier 1 and shall cooperate with them, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Pier 1 Shopper Data, and (z) to provide prompt notice to affected Pier 1 Shoppers to the extent required by Applicable Law or otherwise with the approval of the Management Committee. The cost and expenses of any assessment, containment, control and such notice shall be borne solely by the Party that experienced the unauthorized use of or access to Cardholder Data or Pier 1 Shopper Data. The affected Party shall be reimbursed for any losses, including fraud losses.

(c)           Pier 1 shall, subject to Applicable Law, promptly provide to Bank a complete list of any Persons who (i) have requested to be on Pier 1's "do not call" list and/or (ii) have requested to be on "do not mail" lists (or other similar lists), and Bank shall promptly comply with such requests with respect to its solicitation of Pier 1 Credit Cards and Approved Ancillary Products. Bank shall, subject to Applicable Law, promptly provide to Pier 1 a complete list of any Cardholders who (i) have requested to be on Bank's "do not call" list and/or (ii) have requested to be on "do not mail" lists (or other similar lists) in connection with their Cardholder relationship with Bank and Pier 1 shall promptly comply with such requests with respect to its solicitations.

6.2        Cardholder Data.

(a)           As among the Parties hereto, the Cardholder Data shall be the property of and exclusively owned by Bank.

(b)           The Program Privacy Policy applicable to the Cardholder Data is attached as Schedule 6.2 hereto. Any modifications to the Program Privacy Policy shall be approved by the Management Committee, provided that the Program Privacy Policy shall comply with Applicable Law at all times.

(c)           Bank shall not use, or permit to be used, the Cardholder Data, except as provided in this Section 6.2.  Bank may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely (i) for purposes of soliciting or marketing (in each case, solely as directed by Pier 1 or the Management Committee) or servicing customers listed in the Cardholder Data for Pier 1 Credit Cards, Approved Ancillary Products, and any other products and services approved by the Management Committee, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder, or (iii) as required by Applicable Law. Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

(d)           Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 6.2. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data other than to Pier 1 or any of its Affiliates, or to its Nominated Purchaser or a successor of Bank by merger or acquisition.  Bank may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

(i)             to its authorized subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2, provided that each such authorized subcontractor agrees in a written agreement satisfactory to Pier 1 and Bank to maintain all such Cardholder Data as strictly confidential and not to use or disclose such information to any Person other than Bank or Pier 1, except as required by Applicable Law or any Governmental Authority (after giving Bank and Pier 1 prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and Pier 1 of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and Pier 1 in any investigation thereof and remedial action with respect thereto;

(ii)             to its Affiliates, and its and such Affiliates' employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2;

(iii)             to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the protection of confidential treatment for any disclosed Cardholder Data to the fullest extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days' prior notice of such proposed disclosure to Pier 1 if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure; or

(iv)             to the extent permitted in the Risk Management Policies and Operating Procedures, to any consumer reporting agency in accordance with the federal Fair Credit Reporting Act.

(e)           Bank shall cooperate with Pier 1 to provide Pier 1 and its Affiliates with the maximum ability permissible under Applicable Law and the Program Privacy Policy to receive, use and disclose the Cardholder Data, including, as necessary or appropriate, through use of consents or opt-out provisions, in each case as directed by Pier 1.  Without limiting the foregoing, Pier 1 and its Affiliates may receive, use and disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy (i) for purposes of promoting the Program or promoting Pier 1 Goods and Services, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by Applicable Law.

Notwithstanding the foregoing, no Party hereto shall be required to provide any information on a personally identifiable basis if the provision of such personally identifiable information would cause such Party to be considered a "consumer reporting agency" for purposes of the Fair Credit Reporting Act.

(f)           If Pier 1 or a Nominated Purchaser exercises its rights under Section 16.2, Bank shall transfer its right, title and interest in the Cardholder Data to Pier 1 or its Nominated Purchaser as part of such transaction, and Bank's right to use and disclose the Cardholder Data shall terminate upon the termination of this Agreement.

6.3        Pier 1 Shopper Data; Pier 1 Prospect Data.

(a)           Bank acknowledges that Pier 1 gathers information about purchasers of Pier 1 Goods and Services and that Pier 1 and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder Data.  As between Pier 1 and Bank, all Pier 1 Shopper Data shall be owned exclusively by Pier 1.  Bank acknowledges and agrees that it has no proprietary interest in Pier 1 Shopper Data.  To the extent Bank is the direct recipient of such data, it shall provide such data to Pier 1 in such format and at such times as shall be reasonably specified by Pier 1.  Bank shall cooperate in the maintenance of Pier 1 Shopper Data and other data, including by incorporating in the Application and Cardholder Agreement provisions mutually agreed to by the Parties pursuant to which applicants and Cardholders shall agree that they are providing their identifying information and all updates thereto and all transaction data from Pier 1 Channels to both Bank and Pier 1 and its Affiliates.  For the avoidance of doubt, the following information shall be deemed Pier 1 Shopper Data:

(i)             for any customer who has been approved for a Pier 1 Credit Card, regardless of the channel through which such Application was completed or submitted, the customer's name, address, email address, and telephone number; and

(ii)             for any Cardholder, (1) the Cardholder's name, address, email address, and telephone number; (2) any reported change to any of the foregoing information; and (3) Cardholder transaction and experience data in Pier 1 Channels at a detailed, line-item and SKU level that provides all detail provided to Pier 1 and its Affiliates prior to the date of this Agreement.

(b)           Subject to compliance with Applicable Law, Pier 1's privacy policies, the Marketing Plan and such criteria (including format) as may be mutually agreed to from time to time, during the term, Pier 1 shall make available to Bank a list of customers of Pier 1 and its Affiliates, including its "In-Touch" customers, whom Pier 1 has determined are available to be solicited only for Accounts under the Program (the "Pier 1 Prospect List").  As between Pier 1 and Bank, Pier 1 Prospect List shall be owned exclusively by Pier 1.  Bank acknowledges and agrees that it has no proprietary interest in Pier 1 Prospect List and will not use the Pier 1 Prospect List for any reason other than as set forth in this Agreement.

(c)           Bank shall not use, or permit to be used, directly or indirectly, the Pier 1 Shopper Data, except to transfer such data to Pier 1 to the extent received by Bank.  Bank shall not use, or permit to be used, Pier 1 Prospect List except as provided in this Section 6.3(c).  Bank may use Pier 1 Prospect List in compliance with Applicable Law solely for purposes of soliciting customers listed in Pier 1 Prospect List for Accounts or as required by Applicable Law.

(d)           Bank shall not disclose, or permit to be disclosed, Pier 1 Shopper Data or Pier 1 Prospect List, except as provided in this Section 6.3.  Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to Pier 1 Shopper Data or Pier 1 Prospect List (all such rights belonging exclusively to Pier 1).  Bank may disclose Pier 1 Shopper Data and Pier 1 Prospect List in compliance with Applicable Law solely:

(i)             to its authorized subcontractors in connection with a permitted use of such Pier 1 Shopper Data or Pier 1 Prospect List under this Section 6.3, provided that each such authorized subcontractor agrees in writing to maintain all such Pier 1 Shopper Data or Pier 1 Prospect List as strictly confidential in a manner satisfactory to Pier 1 and not to use or disclose such information to any Person other than Bank or Pier 1, except as required by Applicable Law or any Governmental Authority (after giving Bank and Pier 1 prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to:  (w) ensure the security and confidentiality of Pier 1 Shopper Data and Pier 1 Prospect List; (x) protect against any anticipated threats or hazards to the security or integrity of Pier 1 Shopper Data and Pier 1 Prospect List; (y) protect against unauthorized access to or use of Pier 1 Shopper Data and Pier 1 Prospect List; and (z) ensure the proper disposal of Pier 1 Shopper Data and Pier 1 Prospect List; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank (and Bank shall promptly notify Pier 1) of any unauthorized disclosure, use, or disposal of, or access to, Pier 1 Shopper Data or Pier 1 Prospect List and to cooperate with the Bank and Pier 1 in any investigation thereof and remedial action with respect thereto;

(ii)             to its Affiliates, and its and such Affiliates' employees, attorneys and accountants, with a need to know Pier 1 Shopper Data or Pier 1 Prospect List in connection with a permitted use of Pier 1 Shopper Data or Pier 1 Prospect List under this Section 6.3; provided that (A) any such Person is bound by terms substantially similar to this Section 6.3 as a condition of employment, of access to Pier 1 Shopper Data or Pier 1 Prospect List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.3; or

(iii)             to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide Pier 1 Shopper Data or Pier 1 Prospect List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Pier 1 Shopper Data or Pier 1 Prospect List, as the case may be, to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days' prior notice of such proposed disclosure to Pier 1 if reasonably possible under the circumstances, and (2) seeks to redact Pier 1 Shopper Data or Pier 1 Prospect List to the fullest extent possible under Applicable Law governing such disclosure.

(e)           Upon the termination of this Agreement, without limiting Bank's rights and obligations with respect to the Cardholder Data pursuant to Section 16.3, Bank's rights to use and disclose Pier 1 Shopper Data and Pier 1 Prospect List shall terminate.  Promptly following such termination, Bank shall return to Pier 1 or destroy all Pier 1 Shopper Data and Pier 1 Prospect Lists and shall certify such return or destruction to Pier 1 upon request excluding any archival copy retained systemically as a function of the Bank’s disaster recovery process.

ARTICLE VII
OPERATING STANDARDS

7.1        Reports.  Within ten (10) Business Days after the end of each Fiscal Month or such other time as may be agreed by the Parties with respect to particular reports, Bank shall provide to the Management Committee and Pier 1 the report specified in Schedule 7.1 (which report shall be reported on a Fiscal Month, calendar month or cycles-basis, as agreed upon by the Parties), and such other reports as are mutually agreed to by the Parties from time to time.  The payment report shall be known as a "Monthly Settlement Sheet.”

7.2        Servicing.

(a)           Bank shall perform, or cause to be performed, all Services in all material respects in accordance with the terms and conditions of this Agreement, the Risk Management Policies and the Operating Procedures.  Without limiting the foregoing, Bank shall service the Accounts in compliance with Applicable Law, in such a way as to not disparage or embarrass Pier 1 or its names, with a level of service to Cardholders and with no less care and diligence than the degree of care and diligence employed by Bank under the prior Program Agreement between the Parties.

(b)           The Bank shall be required to meet the SLAs applicable to the Services set forth in Schedule 7.3(a) (as such SLAs may be amended from time to time in accordance with this Agreement).

(c)           The Parties shall maintain records relating to their performance under this Agreement in accordance with their respective record retention policies, as the same may be amended from time-to-time.  Records may be kept in either paper or electronic form.  The Parties shall retrieve, reproduce and deliver to each other any records reasonably requested from time to time by the other Party for the purpose of providing customer assistance or resolving customer disputes.

(d)           Bank shall have the right to perform any portion of the Services through one or more subservicers; provided that (i) any subservicer that is not an Affiliate of Bank shall be subject to approval pursuant to Article III and (ii) Bank shall remain fully responsible to Pier 1 for the portion of the Services performed by any subservicer(s) (including its Affiliates).  Notwithstanding the foregoing, to the extent Bank subcontracts or outsources to any third party any Services as of the Effective Date, Bank may continue to subcontract or outsource such Services to such third party (and Bank shall be fully responsible for the performance of such subcontracted or outsourced Services).  Bank and Pier 1 further agree with respect to call center and customer service functions as set forth on Schedule 4.3(a)(viii).

7.3        Service Level Standards.

(a)           Bank shall perform the applicable Services in accordance with the SLAs set forth on Schedule 7.3(a).

(b)           Bank shall report to Pier 1 monthly, in a mutually agreed upon format and on a calendar month basis, Bank's performance under each of the SLAs set forth on Schedule 7.3(a).  If Bank fails to meet any SLA, Bank shall (i) immediately report to the Management Committee the reasons for the SLA failure(s); and (ii) promptly take any action reasonably necessary to correct and prevent recurrence of such failure(s).

(c)           Throughout the term, Bank shall maintain a disaster recovery and business continuity plan that complies with Applicable Law.  Bank shall be prepared to and have the ability to implement such plan if necessary.  Bank shall provide Pier 1 with access to review such plan upon request.  Bank shall test the plan annually and shall promptly implement such plan upon the occurrence of a disaster or business interruption.  Bank shall be excused from its failure to meet any applicable SLAs that result directly from the failure of any of Pier 1 Systems or a Force Majeure Event.

(d)           Bank and Pier 1 acknowledge that (i) Pier 1's management is now and in the future may be required under the Sarbanes-Oxley Act of 2002 and related regulations (the "SOX Laws") to, among other things, assess the effectiveness of its internal controls over financial reporting and state in its annual report whether such internal controls are effective, (ii) Pier 1's independent auditors are now and in the future may be required to evaluate the process used by management to make such assessment to determine whether that process provides an appropriate basis for management's conclusions, and (iii) because Pier 1 and Bank have entered into a significant transaction as described in this Agreement, the controls used by Bank (including controls that restrict unauthorized access to systems, data and programs) are relevant to Pier 1's evaluation of its controls.

Having acknowledged the foregoing, and subject to the terms of this Section 7.3(d), Bank agrees to cooperate with Pier 1 and its independent auditors as reasonably necessary to facilitate Pier 1's ability to comply with its obligations under the SOX Law including by providing Pier 1 with an opportunity to meet with Bank's internal auditors and/or technology personnel to obtain assurances regarding Bank's internal controls and review a copy of any relevant correspondence prepared by Bank's internal auditors addressing Bank’s SOX compliance, including, if applicable, any correspondence addressing any corrective plan or action to be undertaken in response to any deficiencies.  Bank will promptly notify Pier 1 of any deficiency discovered with respect to Bank's internal controls that could reasonably be expected to have a significant impact on the Program and, within sixty (60) days of such notice, provide to Pier 1 and commence to implement a corrective plan to remedy such deficiencies.  In the event Bank obtains a SAS 70 Type II Audit in the future, Bank shall provide Pier 1 with a copy of such report and will deliver and commence to implement a corrective plan within sixty (60) days if the SAS 70 Type II Audit reveals any deficiencies.

7.4        Credit Systems:

(a)           Bank shall bear all out of pocket costs and expenses incurred by it or paid to third parties associated with its Credit Systems.

(b)           Bank shall maintain the following systems during the term of the Agreement as they exist as of the Effective Date:

(i)             Credit processing/servicing systems (including data gathering, interface capabilities with Pier1’s other Systems, Loyalty Program support and core systems/customer service functionality);

(ii)            Credit data feeds used by Pier 1 or any of its Affiliates in connection with the Credit Card Business or otherwise shall be available on the Bank Systems; and all data feeds necessary to provide Pier 1 with the information necessary to prepare the Monthly Settlement Sheets pursuant to Section 7.1;

(iii)           Bank shall provide and the Bank Systems shall support the Internet Services described in Section 4.8;

(iv)           the Bank Systems shall interface with Pier 1 Systems;

(v)            Bank shall have a disaster recovery and business continuity plan applicable to the Bank Systems as set forth in Section 7.3(c) and the Bank shall be prepared to and have the ability to implement such plan if necessary; and

(vi)           Bank shall provide procedures and process documentation to all employees of Pier 1, its Subsidiaries and its Licensees who use the Bank Systems.

(c)           Neither Party shall make any change to any of its Systems that would render them incompatible in any way with the other Party’s or its Affiliates’ Systems or require the other Party or its Affiliates (or the Retail Merchants) to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the Management Committee.

7.5        Systems Interface; Technical Support.

(a)           Required Interfaces.

(i)             Pier 1 and Bank have identified the Systems interfaces required to be sustained among Pier 1 and Bank.  Pier 1 and Bank shall maintain such interfaces and cooperate in good faith with each other in connection with any modifications to such interfaces as may be requested by either Party from time to time.

(ii)             Each of Pier 1 and Bank agrees to maintain at its own expense its respective Systems interfaces so that the operation of the Systems as a whole is at all times no less functional than prior to the Effective Date.  Bank and Pier 1 agree to provide sufficient personnel to support the Systems interfaces required to be sustained between Pier 1 and Bank.

(b)           Systems Compatibility; Additional Interfaces; Interface Modifications.

(i) Neither Party shall make any change to any of its Systems that would render them incompatible in any way with the other Party's or its Affiliates' Systems or require the other Party or its Affiliates (or the Retail Merchants) to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the Management Committee.

(ii)  All requests for new interfaces, modifications to existing interfaces and terminations of existing interfaces shall be presented to the Management Committee for approval.  Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify or terminate the existing interfaces, as applicable, on a timely basis.  Except as otherwise provided herein, all costs and expenses with respect to any new interface or interface modification or termination shall be borne by the requesting Party, unless otherwise determined by the Management Committee.

(c)           Secure Protocols.  The Parties shall use secure protocols for the transmission of data from Bank and its Affiliates, on the one hand, to Pier 1 and its Affiliates, on the other hand, and vice versa.  This will include the use of data encryption or another form of agreed-upon secure data transmission method during transmission of all Cardholder Data and Pier 1 Shopper Data by both Bank and Pier 1.

ARTICLE VIII
MERCHANT SERVICES

8.1        Transmittal and Authorization of Pier 1 Charge Transaction Data.  Pier 1 shall, and shall cause its Subsidiaries and Licensees (such Subsidiaries and Licensees, together with Pier 1, the "Retail Merchants") to, accept within the United States Pier 1 Credit Cards for Pier 1 Goods and Services.  The Retail Merchants shall transmit Pier 1 Charge Transaction Data for authorization of Pier 1 Transactions to Bank as provided in the Operating Procedures.  Bank shall authorize or decline Pier 1 Transactions on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to a Pier 1 Credit Card and the remainder is paid through one or more other forms of payment), transactions over the phone, on-line or hand keyed, as applicable, or down-payments on Pier 1 Goods and Services for later delivery.  If any Retail Merchant is unable to obtain authorizations for Pier 1 Transactions for any reason, such Retail Merchant may complete such Pier 1 Transactions as provided in the Operating Procedures.

8.2        POS Terminals.  Pier 1 shall maintain POS terminals capable of processing Pier 1 Credit Card and Account transactions as handled as of the Effective Date.  To the extent that Pier 1 is required by Bank to make changes to any POS terminal (including hardware and software) in order to process Pier 1 Transactions and transmit Pier 1 Charge Transaction Data under this Agreement as a result of any change or modification to any Bank System or a new Bank System approved by the Management Committee, Bank shall pay the costs and expenses associated with such changes.

8.3        In-Store Payments.  Pier 1 may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures, the Risk Management Policies and any procedures required under Applicable Law.  Pier 1 shall, as necessary, provide proper endorsements on such items.  If Pier 1 receives any In-Store Payments, Pier 1 shall, directly or through its Affiliates, be deemed to hold such In-Store Payments in trust for Bank until such Payments are either delivered to Bank or applied to reduce amounts payable by Bank to Pier 1 pursuant to Section 8.4(b).  Bank hereby grants to Pier 1 a limited power of attorney (coupled with an interest) to sign and endorse Bank's name upon any form of payment that may have been issued in Bank's name in respect of any Account.  Pier 1 and Bank agree to comply with the jointly developed procedures in the Operating Procedures with respect to the manner in which such In-Store Payments shall be processed.  Pier 1 shall notify Bank upon receipt of In-Store Payments and Bank shall include Pier 1 Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other Pier 1 Charge Transaction Data.  Pier 1 shall issue receipts to Cardholders for such payments in compliance with Applicable Law.

8.4        Settlement Procedures.

(a)           Pier 1 shall transmit Pier 1 Charge Transaction Data to Bank in accordance with the Operating Procedures on each day on which such Retail Merchants are open for business, other than Sunday.  If Pier 1 Charge Transaction Data is received by Bank's processing center on or before 7:00 a.m. (Central time) on any Business Day on which Bank is open for business, Bank shall process Pier 1 Charge Transaction Data and, in accordance with Section 9.1(a), initiate a wire transfer of the payment in respect thereof before 1:00 p.m. (Central time) on the same Business Day.  If Pier 1 Charge Transaction Data is received after 7:00 a.m. (Central time) on any Business Day Bank is open for business, or at any time on a day other than a Business Day, Bank shall process Pier 1 Charge Transaction Data for payment by 1:00 p.m. (Central time) on the following Business Day.

(b)           Bank shall remit to Pier 1 for itself and the Retail Merchants, an amount calculated in accordance with Schedule 8.4.

(c)           Pier 1 shall be responsible for allocating such remittances among the Retail Merchants as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to accept Pier 1 Charge Transaction Data directly from, or make remittances to, any Person other than Pier 1).

8.5        Bank's Right to Charge Back.  Bank shall have the right to charge back to Pier 1 the amount of any Cardholder Indebtedness, with respect to Accounts, relating to Pier 1 Charge Transaction Data if with respect to the related Pier 1 Transaction:

(a)           The Cardholder refuses to pay the charge based on a dispute regarding the quality, timely delivery, or non-receipt of Pier 1 Goods and Services representing a valid defense to payment consistent with Applicable Law; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of Bank, after consultation with Pier 1;

(b)           The Cardholder refuses to pay the charge based on a claim of unauthorized use of Pier 1 Credit Card at a Retail Merchant; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of Bank, after consultation with Pier 1;

(c)           The charge was not for a bona fide sale or delivery of Pier 1 Goods and Services by or through a Pier 1 Channel;

(d)           The charge slip is a duplicate of a charge slip previously paid;

(e)           The price of Pier 1 Goods and Services shown on the charge slip differs from the amount shown on the Cardholder's copy of the charge slip, but only to the extent of such difference;

(f)           The charge or Account arose from fraud of any employee or agent in a Retail Merchant; or

(g)           The Cardholder refuses to pay the charge based on a dispute regarding accuracy of the Pier 1 Charge Transaction Data or the charge slip is illegible with respect to such Pier 1 Charge Transaction Data or is missing information in any material respect.

8.6        Exercise of Chargeback.  If Bank exercises its right of chargeback, Bank shall demand payment from Pier 1 for the full amount of such chargeback.  In the event of a chargeback pursuant to this Article VIII, upon payment in full of the related amount by Pier 1, Bank shall immediately assign to Pier 1 or the relevant Retail Merchant, without any representation, warranty or recourse, (i) all right to payments of amounts charged back in connection with such Cardholder charge, and (ii) any security interest granted by Pier 1 under Section 18.1.  Bank shall provide reasonable cooperation in any effort by Pier 1 to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts.

8.7        No Merchant Discount.  None of Pier 1, its Affiliates or the Retail Merchants shall be required to pay any Merchant Discount, other than as described on Schedule 4.9, on any Pier 1 Transaction.  The Parties shall directly process Pier 1 Transactions such that the Retail Merchants do not incur any merchant acquirer/processor or similar fees.

ARTICLE IX
PROGRAM ECONOMICS

9.1        Pier 1 Compensation.

(a)           Payments.

(i)             Not later than 1:00 pm (Central time) on each Business Day, Bank shall initiate payment to Pier 1 an amount determined in accordance with  Schedule 8.4 with respect to the Accounts.

(ii)             Not later than 1:00 p.m. (Central time) on the tenth (10th) Business Day after the end of each Fiscal Month, Bank shall initiate payment to Pier 1 in the amounts determined in accordance with Schedule 7.1 with respect to the Accounts.

For the avoidance of doubt, any such payment shall not be deemed a waiver of, or in any other way limit, a Party's right to pursue any dispute with respect to such payment in accordance with the terms of this Agreement and each of Bank or Pier 1 may invoke the dispute resolution procedures set forth herein following payment of such amounts.

(b)           Form of Payment.  All payments pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated in writing by Pier 1 or Bank, as the case may be, unless otherwise agreed upon by the Parties in writing.

9.2        Dispute Resolution.  Any disputes regarding the amounts owed under this Agreement shall be resolved in accordance with Article XII.

ARTICLE X
INTELLECTUAL PROPERTY

10.1        Pier 1 Licensed Marks.

(a)           Grant of License to Use Pier 1 Licensed Marks.  Subject to the terms and conditions of this Agreement, Pier 1, either directly or through its Affiliates, hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use Pier 1 Licensed Marks with respect to the Program in the Territory in connection with: (i)  the creation, establishment, marketing and administration of, and the provision of services related to, the Program and (ii) for the purpose of identifying Accounts and validating balances in connection with the sale permitted by this Agreement of the Accounts and Cardholder Indebtedness to third parties.  All use of Pier 1 Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide, if any, delivered by Pier 1 to Bank from time to time.  All uses of Pier 1 Licensed Marks shall require the prior written approval of Pier 1.  To the extent Bank delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Bank may sublicense its rights in Pier 1 Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of Pier 1 Licensed Marks hereunder and Bank shall remain liable for such Person's failure to so comply.  Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of Bank and may not be sublicensed without the prior written approval of Pier 1.

(b)           New Pier 1 Marks.  If Pier 1 or any of its Affiliates adopts a trademark, service mark or other source indicator that is a successor to a Pier 1 Licensed Mark or that Pier 1 or its Affiliates has otherwise elected to use in connection with the Program but which is not listed on Schedule 1.1(d) hereto (a "New Pier 1 Mark"), Bank may request that Pier 1 add such New Pier 1 Mark to Schedule 1.1(d) hereto at no cost to Bank and license its use hereunder; Pier 1 shall not unreasonably fail to do so, and upon Pier 1's written approval of the addition of such New Pier 1 Mark, such New Pier 1 Mark shall be deemed added to Schedule 1.1(d).  If Pier 1 requires Bank to immediately use such New Pier 1 Mark in lieu of one or more existing Pier 1 Licensed Marks, Pier 1 at its option may either reimburse Bank for the cost of replacing all materials bearing the existing Pier 1 Marks or permit simultaneous use of the materials bearing the existing Pier 1 Marks and the New Pier 1 Marks.

(c)           Termination of License.  The license granted in this Section 10.1 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 16.2 is exercised, the Program Purchase Date.  Upon termination of the license granted in this Section 10.1, all rights in Pier 1 Licensed Marks granted hereunder shall revert to Pier 1 or its Affiliates and Bank shall: (i) discontinue immediately all use of Pier 1 Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused Pier 1 Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of Pier 1 Licensed Marks.

(d)           Ownership of Pier 1 Licensed Marks.  Bank acknowledges that (i) Pier 1 Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Pier 1 or its Affiliates, (ii) it shall take no action which shall adversely affect Pier 1 or its Affiliates' exclusive ownership of Pier 1 Licensed Marks, or the goodwill associated with Pier 1 Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of Pier 1 Licensed Marks by Bank shall inure to the benefit of Pier 1 or its Affiliates.  Nothing herein shall give Bank any proprietary interest in or to Pier 1 Licensed Marks, except the right to use Pier 1 Licensed Marks in accordance with this Agreement, and Bank shall not contest Pier 1 or its Affiliates' title in and to Pier 1 Licensed Marks.

(e)           Infringement by Third Parties.  Bank shall use reasonable efforts to notify Pier 1, in writing, promptly upon acquiring Knowledge of any infringing use of any of Pier 1 Licensed Marks by any third party.  If any of Pier 1 Licensed Marks is infringed, Pier 1 alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Pier 1 or its Affiliates fail to take reasonable steps to prevent infringement of Pier 1 Licensed Marks and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that Pier 1 or its Affiliates take action necessary to alleviate such adverse impact.  Bank shall reasonably cooperate with and assist Pier 1 or its Affiliates, at Pier 1's expense, in the prosecution of those actions that Pier 1 or its Affiliates determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of Pier 1 Licensed Marks.

10.2        The Bank Licensed Marks.

(a)           Grant of License to Use the Bank Licensed Marks.  Subject to the terms and conditions of this Agreement, Bank hereby grants to Pier 1 a non-exclusive, royalty-free, non-transferable right and license to use the Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program.  All uses of the Bank Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide, if any, delivered by Bank to Pier 1 from time to time.  All uses of the Bank Licensed Marks shall require the prior written approval of Bank.  To the extent Pier 1 delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Pier 1 may sublicense its rights in the Bank Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Bank Licensed Marks hereunder and Pier 1 shall remain liable for such Person's failure to so comply.  Except as expressly set forth in this Section 10.2, the rights granted pursuant to this Section 10.2 are solely for use of Pier 1 and may not be sublicensed without the prior written approval of Bank.

(b)           New Bank Marks.  If Bank adopts a trademark, service mark or other source indicator that is not listed on Schedule 1.1(a) hereto (for purposes of this

Section 10.2, a "New Bank Mark"), Pier 1 may request that Bank add such New Bank Mark to Schedule 1.1(a) hereto at no cost to Pier 1 and license its use hereunder; Bank shall not unreasonably fail to do so, and upon Bank's written approval of the addition of such New Bank Mark, such New Bank Mark shall be deemed added to Schedule 1.1(a).

(c)           Termination of License.  The license granted in this Section 10.2 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 16.2 is exercised, three (3) months after the Program Purchase Date.  Upon the termination of the license granted in this Section 10.2, all rights in the Bank Licensed Marks granted hereunder shall revert to Bank and Pier 1 shall: (i) discontinue immediately all use of the Bank Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused Pier 1 Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items, in each case, bearing any of the Bank Licensed Marks.

(d)           Ownership of the Bank Licensed Marks.  Pier 1 acknowledges that (i) the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which shall adversely affect Bank's exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and (iii) any and all goodwill arising from use of the Bank Licensed Marks by Pier 1 shall inure to the benefit of Bank.  Nothing herein shall give Pier 1 any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and Pier 1 shall not contest Bank's title in and to the Bank Licensed Marks.

(e)           Infringement by Third Parties.  Pier 1 shall use reasonable efforts to notify Bank, in writing, promptly upon acquiring Knowledge of any infringing use of any of the Bank Licensed Marks by any third party.  If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of the Bank Licensed Marks and such infringement has an adverse effect upon the Program or the rights of Pier 1 hereunder, Pier 1 may request that Bank take action necessary to alleviate such adverse impact.  Pier 1 shall reasonably cooperate with and assist Bank, at Bank's expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.

10.3        Intellectual Property.

(a)           Independently-Owned Intellectual Property.  Each Party shall continue to own all of its Intellectual Property that exists as of the Effective Date.  Each Party also shall own all right, title and interest in the Intellectual Property it develops or creates independently of the other Party during the term.

(b)           Jointly-Owned Intellectual Property.  Any proposal for the joint development by the Parties of any new Intellectual Property for the Program shall be approved of in advance by the Management Committee.  Unless otherwise agreed in writing by the Parties, the Management Committee shall also determine in advance the respective rights of the Parties with respect to such new Intellectual Property, and may determine that any such new Intellectual Property jointly developed by Bank and Pier 1 in connection with the Program shall be owned jointly and equally thereby ("Jointly Developed Intellectual Property").  Any filings or other actions necessary to protect such Jointly Developed Intellectual Property shall be filed jointly by Bank and Pier 1 and shall identify both such Parties as the owners.  Bank and Pier 1 shall cooperate fully, and cause their employees to cooperate fully, with each other in the filing of any such filings or actions and, except as may be otherwise agreed by the Parties in writing, shall share equally all costs and expenses relating to any such filings or actions approved by the Parties.  In the event that either Bank or Pier 1 declines to fund its portion of the costs incurred in connection with any such filings or other actions, the other Party may proceed on its own with such filings or other actions, and will own the resulting Intellectual Property.

(c)           Use of Jointly Developed Intellectual Property.  During and after the term of this Agreement, each Party may use, license or otherwise exploit (or permit others to do so) any Jointly Developed Intellectual Property referenced herein solely at its own risk.

ARTICLE XI
REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1        General Representations and Warranties of Pier 1.  Pier 1 makes the following representations and warranties to the Bank as of the Effective Date and on each date that Pier 1 submits to Bank Pier 1 Charge Transaction Data (except for Section 11.1(d) which shall only be as of the Effective Date):

(a)           Corporate Existence.  Pier 1: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pier 1's ability to perform its obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon Pier 1, the Program, the Accounts, Cardholder Indebtedness or Pier 1's ability to perform its obligations under this Agreement.

(b)           Capacity; Authorization; Validity. Pier 1 has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of Pier 1 hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Pier 1 pursuant hereto.  The execution and delivery by Pier 1 of this Agreement and all documents, instruments and agreements executed and delivered by Pier 1 pursuant hereto, and the consummation by Pier 1 of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of Pier 1.  This Agreement (i) has been duly executed and delivered by Pier 1, (ii) constitutes the valid and legally binding obligation of Pier 1, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c)           Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Pier 1, its compliance with the terms hereof, and consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Pier 1 is a party or by which it is bound, or to which any of the assets of Pier 1 are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Pier 1; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to Pier 1; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Pier 1 is a party or by which it is bound; or (v) require any filing (other than as stated in Section 13.1(c)) with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon Pier 1, the Program, the Accounts, Cardholder Indebtedness or Pier 1's ability to perform its obligations under this Agreement.

(d)           No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Pier 1, threatened against Pier 1, at law, in equity or otherwise, by or before any Governmental Authority, to which Pier 1 is a served party, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Program, the Accounts, Cardholder Indebtedness or Pier 1's ability to perform its obligations under this Agreement.

(e)           Compliance with Laws. Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Program or the ability of Pier 1 to perform its obligations under this Agreement, Pier 1 is in compliance with all requirements of Applicable Law relating to the Credit Card Business and neither of Pier 1 nor any of its Subsidiaries is subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its ability to perform its obligations under the Program.

(f)           Insurance. Pier 1 maintains insurance policies with respect to its properties under such terms and conditions as are (i) commercially reasonable and available from time to time; and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a Material Adverse Effect on the ability of Pier 1 to perform its obligations under this Agreement.

(g)           Pier 1 Licensed Marks.  Pier 1 has the right, power and authority to grant the rights to use Pier 1 Licensed Marks expressly granted herein.

(h)           No Defaults.  Pier 1 is not in default with respect to any material contract, agreement, lease, or other instrument, except for defaults, which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect upon the Program, the Accounts, the Cardholder Indebtedness, or Pier 1.

(i)           Title to Goods.  In no case shall any of the Cardholder Indebtedness arising from the sale of Pier 1 Goods and Services include any sales of products to which Pier 1 has not acquired title at the time of sale.

11.2        General Representations and Warranties of the Bank.  The Bank hereby makes the following representations and warranties to Pier 1, each and all of which shall survive the execution and delivery of this Agreement, and each and all of which shall be deemed to be restated and remade with the same force and effect on each day of the term (except for Section 11.2(d) which shall only be as of the Effective Date):

(a)           Corporate Existence.  Bank: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of  its business or the activities in which it is engaged, or proposes to engage pursuant to this Agreement, makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Bank, the Program, the Accounts, Cardholder Indebtedness or the Bank’s ability to perform its obligations under this Agreement.  The Bank has all necessary licenses, permits, consents or approvals from or by, and have made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of their businesses and the Credit Card Business pursuant to this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Bank, the Program, the Accounts, Cardholder Indebtedness or the Bank’s ability to perform its obligations under this Agreement.

(b)           Capacity; Authorization; Validity.  Bank has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement and (ii) perform the obligations required of the Bank hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by the Bank pursuant hereto.  The execution and delivery by the Bank of this Agreement and all documents, instruments and agreements executed and delivered by the Bank pursuant hereto, and the consummation by the Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the Bank.  This Agreement (i) has been duly executed and delivered by the Bank, (ii) constitutes the valid and legally binding obligation of the Bank, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c)           Conflicts; Defaults; Etc.  The execution, delivery and performance of this Agreement by the Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which any of Bank or any of its Subsidiaries is a Party or by which they are bound, or to which any of the assets of Bank or any of its Subsidiaries are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of the Bank; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to the Bank; (iv) require the consent or approval of any other Party to any contract, instrument or commitment to which Bank is a Party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Bank, the Program, the Accounts, Cardholder Indebtedness or the ability of the Bank to perform their obligations under this Agreement.

(d)           No Litigation.  Except as described in the publicly filed prospectuses in connection with the Chase Issuance Trust, no action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Bank, threatened against Bank or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which Bank or any of its Subsidiaries is a served Party, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Bank, the Program, the Accounts, Cardholder Indebtedness or the ability of the Bank to perform its obligations under this Agreement.

(e)           Compliance with Laws.

(i)             Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Program or the ability of the Bank to perform its obligations under this Agreement,

(A)             Bank is in material compliance with all Applicable Law relating to their Credit Card business; and

(B)             Bank or any of its Subsidiaries is not subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between it and any Governmental Authority or issued by any Governmental Authority, nor has any of them adopted any board resolutions at the request of any Governmental Authority.

(ii)             Bank or any of its Subsidiaries is not subject to any order, directive or restriction of any kind issued by any Governmental Authority that restricts in any respect its operation of their Credit Card business; and the Bank is not aware of any fact or circumstance that would in any way materially delay or impede their ability to perform all of its obligations under the Program.

(f)           Servicing Qualifications.  Bank is licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of the Bank to perform its obligations under this Agreement.  Bank has all necessary facilities, equipment, supplies and such other resources as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2.  During the term, Bank agrees to maintain internal controls in the manner and scope described in Schedule 11.2(f) or controls that are substantially similar.

(g)           Bank Licensed Marks.  Bank has the right, power and authority to grant the rights to use the Bank Licensed Marks expressly granted herein.

(h)           Books and Records.  All books and records of the Bank and its Subsidiaries related to their Credit Card business have been maintained accurately and in accordance with all requirements of Applicable Law applicable to Bank and its Credit Card business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a Material Adverse Effect on the ability of the Bank to perform their obligations under this Agreement.

(i)           Insurance.  Bank maintains insurance policies with respect to their properties under such terms and conditions as are (i) commercially reasonable and available from time to time and (ii) customary for similarly situated Persons engaged in similar business, except in each case for insurance which a failure to maintain would not reasonable be expected to have a Material Adverse Effect on the ability of the Bank to perform its obligations under this Agreement.

11.3        No other Representations or Warranties.  Except as expressly set forth in Sections 11.1 and 11.2, neither Bank nor Pier 1 has made or makes any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Credit Card Business, the Program, the Bank or Pier 1, or as to any other matter whatsoever.

11.4        General Covenants of Pier 1.

(a)           Litigation.  Pier 1 promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Program, the Accounts in the aggregate or Pier 1's ability to perform its obligations hereunder.

(b)           Reports and Notices.  Pier 1 shall provide Bank with a facsimile notice specifying the nature of any Pier 1 Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Pier 1 Event of Default, or any development or other information which is likely to have a Material Adverse Effect on the Program, the Accounts, Cardholder Indebtedness or Pier 1's ability to perform its obligations pursuant to this Agreement.  Notices pursuant to this Section 11.4(b) relating to Pier 1 Events of Default shall be provided within two (2) Business Days after Pier 1 has Knowledge of the existence of such default.  Notices relating to all other events or developments described in this Section 11.4(b) shall be provided (i) promptly after any of Pier 1 has Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.  Any notice provided under this Section shall be confirmed in writing to Bank within five (5) Business Days after the transmission of the initial notice.

(c)           Applicable Law/Operating Procedures.  Pier 1 shall at all times during the term comply in all material respects with Applicable Law affecting its obligations under this Agreement and the Operating Procedures.

(d)           Disputes with Cardholders.  Pier 1 shall cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

(e)           Financial Statements.  If at any time during the term, Pier 1 Imports, Inc. does not publicly file periodic reports with the Securities and Exchange Commission, Pier 1 Imports, Inc. shall provide to Bank (i) its audited consolidated annual financial statements within 90 days of the end of each Fiscal Year, and (ii) its unaudited consolidated quarterly financial statements within 60 days of the end of each Fiscal Quarter.  Such statements shall include the consolidated balance sheet, income statement and statement of cash flows, all prepared in accordance with GAAP applied on a consistent basis (except for normal year end adjustments and the absence of footnotes on the quarterly statements).

(f)           Books and Records.  Pier 1 shall keep adequate records and books of account with respect to its activities in connection with the Program, in which proper entries reflecting all of Pier 1's financial transactions are made in accordance with GAAP.

(g)          Program Support.  Pier 1 shall not take any action that Bank reasonably concludes is materially inconsistent with the Program Objectives or otherwise materially adversely affects the Program or Bank’s relations with the Cardholders in any material respect.

(h)           Account Covenants.  Until the expiration or termination of the Program, Pier 1 covenants to do the following with respect to the Accounts:

(i)             maintain a policy for the exchange and return of goods and adjustments for services rendered or not rendered that is communicated in accordance with Applicable Law and shall promptly deliver applicable Pier 1 Charge Transaction Data to the Cardholder and include credit for such returns or adjustments in the Pier 1 Charge Transaction Data in accordance with the terms of this Agreement and the Operating Procedures; and

(ii)             comply with all warranties, if any, with respect to all Pier 1 Goods and Services.

(i)           Solicitation of Pier 1 Customers.  Subject to compliance with (i) Applicable Law, (ii) Pier 1's or its Affiliates' agreements with third parties, (iii) Pier 1's privacy policies, (iv) the other terms and conditions of this Agreement, and (v) such criteria as may be mutually agreed upon; Pier 1 may agree to permit Bank from time to time during the term to solicit or offer Approved Ancillary Products to Cardholders and other Pier 1 customers, including "In-Touch" customers, whom Pier 1 has determined are available to be solicited by Bank if the Parties reach mutual agreement with respect to the compensation payable to Pier 1 for such solicitation or offer. Notwithstanding the foregoing, Bank may, without prior approval and additional compensation to Pier 1 with respect to any sales, solicit Cardholders for the products listed in Schedule 11.4(j).

11.5        General Covenants of the Bank.

(a)           Litigation.  Bank shall notify Pier 1 in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Program, the Accounts in the aggregate, the Cardholder Indebtedness, or Bank’s ability to perform its obligations hereunder.

(b)           Reports and Notices.  Bank shall provide Pier 1 with a facsimile notice specifying the nature of any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default, or any development or other information which is likely to have a Material Adverse Effect on the Program, the Accounts, the Cardholder Indebtedness or Bank's ability to perform its obligations pursuant to this Agreement.  Notice pursuant to this Section 11.5(b) relating to Bank Events of Default shall be provided within two (2) Business Days after Bank has Knowledge of the existence of such default.  Notices relating to all other events or developments described in this Section 11.5(b) shall be provided (i) promptly after Bank obtains Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.  Any notice produced under this section shall be confirmed in writing to Pier 1 within five (5) Business Days after transmission of the initial notice.

(c)           Applicable Law/Operating Procedures.  Bank shall at all times during the term comply in all material respects with Applicable Law affecting their obligations under this Agreement and the Operating Procedures.  Bank shall at all times during the term maintain a federal bank charter and continue its existence as a bank under the laws of the United States.

(d)           Books and Records.  Bank shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of the financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement.  The Bank shall keep adequate records and books of account with respect to their activities, in which proper entries reflecting all of the financial transactions are made in accordance with GAAP.

(e)           Servicing Qualifications.  Bank shall at all times during the term remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of the Bank to perform its obligations under this Agreement.  Bank shall at all times during the term maintain the necessary facilities, equipment, supplies and such other resources in good working order as are reasonably necessary to provide any Services required to be provided by it pursuant to Section 7.2 in accordance with the SLAs set forth in Schedule 7.3(a).

(f)           Program Support.  Bank shall not take any action that Pier 1 reasonably concludes is materially inconsistent with the Program Objectives or otherwise materially adversely affects the Program or Pier 1's retail business or relations with its customers in any material respect.

(g)           Disputes with Cardholders.  Bank shall cooperate with Pier 1 in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

ARTICLE XII
ACCESS, AUDIT AND DISPUTE RESOLUTION

12.1        Access Rights.  Each Party shall permit the other Party and its representatives and regulators to visit its facilities related to the Program during normal business hours with reasonable advance notice.  The reviewing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the reviewed Party's normal business operations.  The reviewed Party shall use commercially reasonable efforts to facilitate the reviewing Party's review, including making reasonably available such personnel of the reviewed Party and its service providers to assist the reviewing Party and its representatives as reasonably requested.  Each Party shall also permit the other Party and its representatives and regulators to review (during normal business hours) and, upon reasonable advance notice, obtain copies of the books and records relating to the Program; provided that neither Party shall be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or Pier 1, or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

12.2        Audit Rights.  Twice per year or at any time that a Party disputes the amount of any monies owed by either Party to the other hereunder, such Party, at its sole cost and expense and upon ten (10) Business Days prior notice to the other Party, may conduct an audit of those of the other Party's financial and operational records that are under the control and/or direction of the audited Party and relate to the Program or can be reasonably segregated.  Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing Party shall employ such reasonable procedures and methods as are necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the audited Party's normal business operations.  The audited Party shall use commercially reasonable efforts to facilitate the auditing Party's review, including making reasonably available such personnel of the audited Party and its service providers to assist the auditing Party and its representatives as reasonably requested.  The audited Party shall deliver any document or instrument necessary for the auditing Party to obtain such records from any Person maintaining records for the audited Party and shall maintain records pursuant to its regular record retention policies.  For purposes of this provision, the audited Party also shall be required to provide records relating to the Program held by Persons performing services in connection with the Program at the auditing Party's reasonable request.  Notwithstanding the generality of the foregoing, the audited Party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets, management reviews or employee records, (d) such records relate to other customers of, or credit programs operated by, Bank or Pier 1 or (e) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits.

12.3        Accounting Dispute Resolution.

(a)           Any dispute with respect to amounts of $1 million or less due or payable under this Agreement or other calculations hereunder of amounts of $1 million or less between the Parties arising out of or relating to this Agreement shall be resolved as provided in this Section 12.3.  The Parties agree to attempt in good faith to resolve any such disputes.  Except with respect to any indemnification claim arising under Article XVII, which shall not be subject to the procedures of this Section 12.3, in the event the Parties are unable to resolve any such dispute, after negotiating in good faith for a period of not less than ten (10) Business Days, either Party may request a nationally recognized firm of independent accountants mutually agreeable to the Parties (the "Accountants") to reconcile any amounts in dispute; provided, however, that the Accountants' determination shall be limited to the amount disputed by the Parties and in no event shall such determination provide for a payment to any Party higher than the amount claimed by the Party to be owed to such Party.  Any such request shall be in writing and shall specify with particularity the disputed amounts being submitted for determination.  Each Party agrees to promptly and in good faith take all necessary action to designate the Accountants no later than ten (10) Business Days after a request that such a designation be made.  The Parties shall cooperate fully in assisting the Accountants in their review, including by providing the Accountants full access to all files, books and records (including work papers of internal accountants of the Parties) relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review.  Notwithstanding the generality of the foregoing, the Parties shall not be required to provide the Accountants with access to records to the extent that (i) such access is prohibited by Applicable Law, (ii) such records are legally privileged or (iii) such records relate to other customers of, or credit programs operated by, the Party.  In the event the determination made by the Accountants requires either Party to make payment to the other Party of any additional amount, such Party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to the Parties of such determination plus interest at the Federal Funds Rate on any such amount due computed from and including the date such amount should have been paid through and excluding the date of payment.  If any payment due under this Section 12.3 is not made within five (5) Business Days, the payee Party may set off such amount against moneys owed by the payee Party to the payor Party; provided, however, that Bank may not offset against the proceeds from the sale of Pier 1 Goods and Services. The fees and expenses of such Accountants arising out of such reviews shall be borne by the Parties in proportion to the relative difference between their respective claims regarding the amount in dispute and the amount determined by the Accountants.  The determination of the Accountants shall be final and binding on the Parties subject to the correction of obvious errors.

12.4        Dispute Resolution.

(a)           Generally.  Any dispute among the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Pier 1 or Bank hereunder that is not otherwise required to be submitted for resolution under Section 12.3 shall be resolved as provided in this Section 12.4; provided, however, that this provision shall not limit either Party's right to obtain any provisional or other remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the aggrieved Party's sole discretion, to protect its rights under this Agreement.  This Section 12.4 does not apply to disputes among the Management Committee members with respect to decisions expressly allocated to the Management Committee pursuant to this Agreement.  Such disputes shall be resolved in accordance with Section 3.2.

(b)           Informal Dispute Resolution.

(i)              Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

(A)             Managers. Upon the written request of either Party containing a short statement as to the nature of the dispute and the requesting Party’s position with respect thereto, the Managers shall meet for the purpose of negotiating in good faith to seek resolution of such dispute.

(B)             Appointment of Representatives.  If, after a period of five (5) Business Days, the Managers are unable to resolve the dispute to the satisfaction of both Pier 1 and Bank, each Party shall appoint a designated knowledgeable, responsible representative who is one of the top five highest executives in the Credit Card division of Bank and one of the top five executives of Pier 1 and who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of negotiating in good faith to seek resolution of the dispute.

With respect to clause (A) and (B) above, discussions, documents and correspondence exchange among the Managers and representatives, for purposes of these negotiations, shall be treated as Confidential Information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any lawsuit without the concurrence of the Parties. Documents identified in or provided with such communication, which were not prepared for the purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in any lawsuits.

(ii)             Formal proceedings for the resolution of the dispute shall not be commenced until the earlier of:

(A)             Either of the designated representatives concludes in good faith that amicable resolution through continued negotiation of the dispute does not appear likely and so states in a notice to the other designated representative or in a joint declaration signed by each of them; or

(B)             Twenty (20) Business Days after the appointment of designated representatives pursuant to Section 12.4(b)(i)(B) above (it being understood that this period shall be deemed to run notwithstanding any claim that the process described in this Section 12.4 was not followed or completed.

(iii)             This Section 12.4 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier than provided in clause (ii) above, to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

ARTICLE XIII
CONFIDENTIALITY

13.1        General Confidentiality.

(a)           For purposes of this Agreement, "Confidential Information" means any of the following: (i) information that is provided by or on behalf of either Pier 1 or Bank to the other Party or its agents in connection with the Program (including information provided prior to the  Effective Date pursuant to the former Program Agreement between the Parties), (ii) information about Pier 1 or Bank or their respective Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning Marketing Plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information regarding any products offered or proposed to be offered under the Program or the manner of offering of any such products; (D) information unrelated to the Program obtained by Pier 1 or Bank in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (E) proprietary technical information, including source codes, or other proprietary information developed in connection with the Program; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan.  The provisions of this Article XIII governing Confidential Information shall not govern Cardholder Data, Pier 1 Shopper Data or the Pier 1 Prospect List, which shall be governed by the provisions of Article VI.

(b)           The restrictions on disclosure of Confidential Information under this Article XIII shall not apply to information received or obtained by Pier 1 or Bank, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law; provided that the Party subject to such Applicable Law shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third Parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by Pier 1 or Bank, as the case may be, without the use of any proprietary, non-public information provided by the other Party under, or otherwise made available to such Party as a result of, this Agreement.  Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

(c)           The terms and conditions of this Agreement and the Marketing Plan and all of the items referred to in clauses (A) through (E) of Section 13.1(a) shall each be the

Confidential Information of Pier 1 and/or Bank, as applicable, and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them; provided, however, that a copy of  this Agreement may be filed by either Party with any Governmental Authority (including public filings with the Securities and Exchange Commission) to the extent required by Applicable Law with respect to the filing party.

(d)           If Pier 1, on the one hand, or Bank, on the other hand, receives Confidential Information of the other Party ("Receiving Party"), the Receiving Party shall do the following with respect to the Confidential Information of the other Party ("Disclosing Party"): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

13.2        Use and Disclosure of Confidential Information.

(a)           Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(b)           Each Receiving Party shall: (i) limit access to the Disclosing Party's Confidential Information to those employees, authorized agents, vendors, consultants, service providers, accountants, advisors and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program, or the establishment of the Credit Card or other program or arrangement for Pier 1, in each case in accordance with the terms of this Agreement, and (ii) ensure that any Person with access to the Disclosing Party's Confidential Information agrees to be bound by a confidentiality agreement containing the restrictions set forth in this Article XIII.

13.3        Unauthorized Use or Disclosure of Confidential Information.  Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy.  In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have.  In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.

13.4        Return or Destruction of Confidential Information.  Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party's reasonable instructions regarding the disposition of the Disclosing Party's Confidential Information, which may include return of any and all the Disclosing Party's Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof) but excluding any archival copy retained systemically as a function of the Receiving Party’s disaster recovery process or material provided to the Receiving Party’s (i) board of directors (or that of its ultimate parent corporation) or (ii) regulators; provided, however, that the Receiving Party in possession of tangible property containing the Disclosing Party's Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose.  Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

ARTICLE XIV
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

14.1        Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by a Party hereunder:

(a)           Such Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement, and (i) except as set forth in Section 14.2 or 14.3, such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such failure in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such failure shall not constitute an Event of Default if the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such failure, or (ii) such failure shall either have a Material Adverse Effect on the licensed marks of the non-defaulting Party, or materially diminish the economic value of the Program to the non-defaulting Party.

(b)           Any representation or warranty by such Party contained in this Agreement shall not be true and correct in any material respect as of the date when made, and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such breach in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such breach shall not constitute an Event of Default if the defaulting Party shall have initiated a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such breach, or (ii) such failure shall either have a Material Adverse Effect or the licensed marks of the non-defaulting Party or materially diminish the economic value of the Program to the non-defaulting Party.

14.2        Defaults by Bank.  The occurrence of any one or more of the events set forth on Schedule 14.2 or the following events (regardless of the reason therefor) shall constitute an Event of Default by Bank hereunder:

(a)           Bank shall fail to settle Pier 1 Charge Transaction Data and make payment in full therefor within two (2) Business Days after such settlement payment is due pursuant to Section 8.4.

(b)           Bank shall fail to make payment in full of any amount set forth on a Monthly Settlement Sheet within ten (10) Business Days of when due and payable.

(c)           Bank shall fail to make payment in full of any other amount due from Bank to Pier 1 within five (5) Business Days of when due and payable.

(d)           Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of Bank’s regular course of business.

(e)           Any regulatory authority having jurisdiction over Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Bank, as the case may be, or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of the Bank, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(f)           Bank shall (i) consent to the institution of proceedings specified in paragraph (e) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or (ii) take corporate or similar action in furtherance of any such action.

14.3        Defaults by Pier 1.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by Pier 1 hereunder:

(a)           Pier 1 shall fail to make payment in full of any amount set forth on a Monthly Settlement Sheet within ten (10) Business Days of when due and payable.

(b)           Pier 1 shall fail to make payment in full of any other amount due from Pier 1 to Bank pursuant to the Agreement within five (5) Business Days of when due and payable.

(c)           A petition under the U.S. Bankruptcy Code or similar law shall be filed against Pier 1 and not be dismissed within sixty (60) days.

(d)           A decree or order by a court having jurisdiction (i) for relief in respect of Pier 1 pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Pier 1 or of any substantial part of its properties, or

(iii) ordering the winding-up or liquidation of the affairs of Pier 1 shall, in any such case be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(e)           Pier 1 shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Pier 1 or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.

14.4        Remedies for Events of Default.  In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of an Event of Default pursuant to Section 14.1, 14.2 or 14.3, the non-defaulting Party shall be entitled to collect from the defaulting Party any amount indisputably in default plus interest based on the Federal Funds Rate.

ARTICLE XV
TERM/TERMINATION

15.1        Term.  Unless earlier terminated as provided in the Agreement, this Agreement shall continue in full force and effect until June 30, 2012.

15.2        Termination by Pier 1 Prior to the End of the Term.  Pier 1 may terminate this Agreement upon written notice prior to the end of the term:

(a)           after the occurrence of a Bank Event of Default;

(b)           upon thirty (30) days prior written notice if (i) there is a Change of Control of Bank or (ii) one or more Persons that is not an Affiliate of Bank on the date of this Agreement acquires a direct or indirect controlling interest in Bank or any other Person conducting a substantial part of the Credit Card business conducted within the corporate group of Bank or such corporate group otherwise disposes of or terminates a substantial part of such Credit Card business;

(c)           upon thirty (30) days prior written notice following a Change of Control of Pier 1 if the other party to the business combination transaction which resulted in or constituted such Change of Control issues, offers or otherwise provides (either itself or through Affiliates) or is party to any contractual arrangement with any other Person to issue, offer or otherwise provide, any Credit Card in the United States;

(d)           upon thirty (30) days prior written notice if there is a change in Applicable Law which reduces in any material respect the ability of Pier 1 or any of its Affiliates to gain access to, or to use, any Cardholder Data, Pier 1 Shopper Data or Pier 1 Charge Transaction Data below the level of access and use permitted under Applicable Law immediately prior to the  Effective Date  and such decrease in Pier 1’s ability to access or use such Cardholder Data, Pier 1 Shopper Data, or Pier 1 Charge Transaction Data results in a material reduction in Pier 1’s then existing promotion of Pier 1 Goods and Services, unless such reduction in access would be incapable of being eliminated or mitigated if Pier 1 were to terminate this Agreement and/or repurchase the Program Assets (either for itself and its Affiliates or in order to enter into alternative program arrangements with a third party other than Bank); provided, however, that prior to delivering a notice of termination pursuant to this Section 15.2(d), Pier 1 shall engage in good faith negotiations with Bank to modify the Program in a way that would preserve at least the same level of access and use of such data for the benefit of Pier 1 and its Affiliates following the relevant change in Applicable Law as was permissible prior to the date of this Agreement, such negotiations not to terminate (in the absence of an agreement between the Parties on any modification) earlier than thirty (30) days after the earlier of (i) the date on which one of the Parties delivers a notice to the other that the relevant change in Applicable Law is likely to occur or (ii) the date on which the relevant change in Applicable Law takes effect;

(e)           upon thirty (30) days prior written notice if there have been more than three (3) Unapproved Matters except Pier 1 Matters within the last twelve (12) Fiscal Months that are anticipated to be material to the economics of the Program or the Pier 1 brand, provided that if the Management Committee votes on an identical matter more than one time and fails to reach agreement on such identical matter without any change in the circumstances surrounding such matter, for purposes of this Section 15.2(e), such matter will only count as one (1) Unapproved Matter; or

(f)           without incurring a penalty by providing written notice to Bank not less than thirty (30) days at any time prior to June 30, 2012; and provided that at the time of such thirty (30) day notice a Pier 1 Event of Default has not occurred and is continuing.

15.3        Termination by Bank Prior to the End of the Term Bank may terminate this Agreement upon written notice prior to the end of the term after the occurrence of a Pier 1 Event of Default.

ARTICLE XVI
EFFECTS OF TERMINATION

16.1        General Effects.

(a)           All solicitations, marketing and advertising of the Program, other than acceptance of Applications through Pier 1 Channels in the ordinary course of business consistent with past practice, shall cease upon the expiration or termination of this Agreement, except as the Parties may otherwise mutually agree, provided that the Parties shall continue to operate the Program in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Section 16.2 are satisfied, if applicable.  The Parties shall cooperate to ensure the orderly wind-down or transfer of the Program.

(b)           Upon the satisfaction of the provisions of Section 16.2, all obligations of the Parties under this Agreement shall cease, except that the provisions specified in Section 18.22 shall survive.

16.2        Pier 1's Option to Purchase the Program Assets.

(a)           If this Agreement expires or is terminated by either Party for whatever  reason, Pier 1 has the option to purchase, or arrange the purchase by a third party nominated by Pier 1 of the Program Assets from Bank. “Nominated Purchaser” shall mean Pier 1, or a third party nominated by Pier1, as the case may be.

The purchase option given by this Section 16.2(a) is exercisable by the Nominated Purchaser serving notice to Bank on the earlier of (i) on or before December 31, 2011, or (ii) a date which is within twenty (20) days following the date any Party receives written notice of the exercise of the other Party’s termination rights pursuant to Article XV. Pier 1 may request information with respect to the Program Assets at any time during the term of this Agreement.

(b)           If such purchase option is exercised, the Nominated Purchaser,  and Bank will work in good faith diligently to complete the purchase and conversion of the Program Assets within one hundred eighty (180) days after the notice has been given pursuant to Section 16.2(a); provided, that if, in connection with the purchase of the Program Assets by  Nominated Purchaser, , any required regulatory approvals or rating agency consents are not  received  within one hundred eighty (180) days after notice has been given pursuant to Section 16.2(a), the Nominated Purchaser and Bank agree to extend the time to complete the purchase for a reasonable period of time to permit the Nominated Purchaser, to obtain the required approval or consent.  The time may also be extended for a reasonable period by Bank if the anticipated closing would occur during a system freeze period when Bank’s Systems cannot accommodate a de-conversion. The date of the completion of any purchase under this Section 16.2(b) shall be the "Program Purchase Date." Conversion of the Program Assets to the Systems of the Nominated Purchaser, shall occur simultaneously with the Program Purchase Date.

(c)           The purchase price for the Program Assets shall be as determined in accordance with Schedule 16.2(c) and is payable on the Program Purchase Date.

(d)           The Nominated Purchaser, and Bank shall use commercially reasonable efforts to minimize transaction costs and Bank shall provide the Nominated Purchaser and their respective representatives reasonable access to the records, Accounts and other information relating to and comprising the Program Assets for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Program Assets and shall provide as soon as reasonably practicable (but in no event more than fifteen (15) days) following a request therefor from the Nominated Purchaser a master file of the Accounts (which shall include data for at least the twelve (12) month period preceding the month in which the master file is requested and shall be updated upon request of Pier 1); provided, however, that Bank shall be entitled to require any Nominated Purchaser other than Pier 1 to enter into customary confidentiality arrangements before providing it with such access.  The Nominated Purchaser and Bank shall promptly negotiate in good faith and execute a purchase agreement for the Program Assets to be repurchased.  Bank shall provide reasonable assistance in connection with the conversion of the Program Assets to the Systems of the Nominated Purchaser.  The Nominated Purchaser, and Bank shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale.  The Nominated Purchaser, and Bank shall use reasonable efforts to ensure that the Program Purchase Date occurs as promptly as reasonably practicable following the execution of such purchase agreement.

(e)           During the time period between (i) the date of any notice pursuant to 16.2(a) to exercise the purchase option (or a date a Party receives an Article XV termination notice, if such date is earlier), and (ii) the Program Purchase Date, the terms of this Agreement shall continue. In the event the Program Purchase Date does not occur on or before June 30, 2012 because conversion of the Program Assets to the systems of the Nominated Purchaser is not completed, then the Nominated Purchaser shall have the right to extend the Program Purchase Date for ninety (90) days to allow the Nominated Purchaser time to complete the System conversion.  During any such ninety (90) day extension period, the Parties shall continue to operate the Program in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses; provided, however Bank shall not be obligated to pay Pier 1 the amount for monthly net Private Label Credit Card purchases payable as set forth in Schedule 7.1.

16.3        Rights of Bank if Purchase Option Not Exercised.

(a)           If this Agreement expires or is terminated and Pier 1 gives written notice that it shall not exercise their option referred to in Section 16.2 or otherwise fails to exercise its option within the time period specified in Section 16.2, Pier 1 shall have no further rights whatsoever in the Program Assets.  In such event, Bank shall have the right in its sole discretion on or after the expiration or termination of this Agreement to:

(i)             issue to Cardholders a replacement or substitute Credit Card (which card must not bear any Pier 1 Licensed Marks or any other trademarks or source indicators confusingly similar thereto) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne by Bank); provided that the replacement or substitute Credit Card shall not be issued in cooperation with any Competing Retail Program; provided, further, that Pier 1 shall be permitted to add an enclosure to the last two (2) Billing Statements to the effect that the Program has been terminated subject to Bank review and approval;

(ii)             subject to Applicable Law, notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;

(iii)             sell the Accounts and associated receivables to a third party purchaser, other than a Competing Retail Program, selected by Bank at a price agreed between Bank and the purchaser; or

(iv)             any combination of (i), (ii) and (iii).

(b)           Notwithstanding the foregoing, in no event shall Bank use or disclose or permit any of its Affiliates to use or disclose the Cardholder Data, Pier 1 Shopper Data or the Pier 1 Prospect List to market or promote a Credit Card or ancillary product together with any retailer.

(c)           If this Agreement expires or is terminated and Pier 1 gives written notice that it shall not exercise its option referred to in Section 16.2 or otherwise fails to exercise its option within the time period specified in Section 16.2, then within one hundred eighty (180) days after the termination or expiration of the Agreement, Bank shall no longer use any of Pier 1 Licensed Marks (or any other trademarks or source indicators confusingly similar thereto) and must rebrand Pier 1 Credit Cards; provided that thereafter Bank may continue to use Pier 1 Licensed Marks solely to the extent necessary to identify the Accounts in connection with the billing and collection thereof and as otherwise required by Applicable Law.

ARTICLE XVII
INDEMNIFICATION

17.1        Pier 1 Indemnification of Bank.  Pier 1 shall indemnify and hold harmless Bank, its Affiliates, and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys' fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a)           any Retail Merchant's negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)           any breach by Pier 1 of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement;

(c)           any actions or omissions by Bank taken or not taken at Pier 1's written request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Pier 1;

(d)           dishonest or fraudulent acts by a Retail Merchant, or any of its agents or employees, in connection with the Program (except to the extent of any amount charged back pursuant to Section 8.5);

(e)           any failure by the Retail Merchants to satisfy any of their obligations to third parties with respect to the sale by them to such third parties of Pier 1 Goods and Services;

(f)           any Solicitation Materials distributed by Pier 1 and not (i) approved by the Management Committee or (ii) provided by Bank;

(g)          any claim, suit or proceeding by any third party arising out of the failure of a Retail Merchant to comply with Applicable Law in connection with the Program or the Operating Procedures, unless such failure was the result of any action taken or not taken by such Retail Merchant at the written request or direction of Bank;

(h)          Pier 1's Inserts or Billing Statement messages;

(i)           allegations by a third party that the use of Pier 1 Licensed Marks constitutes infringement of any Intellectual Property right of such third party;

(j)           the quality of workmanship of Pier 1 Goods and Services, the compliance of Pier 1 Goods and Services with Applicable Law, and product liability or warranty claims relating directly to such Pier 1 Goods and Services;

(k)          any third party claim arising out of or in connection with personal injury suffered at a Pier 1 location; and

(l)           Pier 1 Matters that are not approved by the Management Committee.

17.2        Bank’s Indemnification of Pier 1.  Bank shall indemnify and hold harmless Pier 1, its Affiliates and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys' fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a)           Bank's or its Affiliate's negligence or recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)           any breach by Bank or any of its Affiliates, employees or agents of any of the material terms, covenants, representations, warranties or other provisions contained in this Agreement or any Cardholder Agreement;

(c)           any actions or omissions by Pier 1 or its Affiliates taken or not taken at the Bank’s written request or direction pursuant to this Agreement, except where Pier 1 would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank;

(d)           dishonest or fraudulent acts by Bank, or any of its Affiliates, agents or employees, in connection with the Program;

(e)           any failure by the Bank to satisfy any of its obligations to (i) Cardholders with respect to the Program or the Accounts, whether pursuant to the Cardholder Agreements or otherwise or (ii) any other third parties in connection with its provision of other products and services to such third parties;

(f)           any Account Documentation and Solicitation Materials approved by the Management Committee and used by Pier 1 in that form and in accordance with Bank's instructions and/or the Operating Procedures that fails to comply with Applicable Law, other than any content in the Solicitation Materials that primarily relates to Loyalty Programs and was included in the Solicitation Materials in the form provided by Pier 1 without any input from Bank with respect to Applicable Law;

(g)          any claim, suit or proceeding by any third party arising out of the failure of the Bank to comply with Applicable Law in connection with the Program or the Operating Procedures unless such failure was the result of any action taken or not taken by the Bank at the specific written request or direction of Pier 1;

(h)          Bank's Inserts or Billing Statement messages;

(i)           allegations by a third party that the use of the Bank Licensed Marks constitutes infringement of any Intellectual Property right of such third party; and

(j)           Bank Matters not approved by the Management Committee.

17.3        Procedures.

(a)           In case any claim is made, or any suit or action is commenced, against a Person entitled to indemnification under this Article XVII (the "Indemnified Party") in respect of which indemnification may be sought by it under this Article XVII, the Indemnified Party shall promptly give the other Party (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice from the Indemnified Party, to assume, at the Indemnifying Party's expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party.  After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, except as set forth in Section 17.3(b), the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any attorneys' fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.

(b)           The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the

Indemnified Party), in any of which events the attorneys' fees and expenses of counsel to the Indemnified Party shall be borne by the Indemnifying Party.

(c)           The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in, the defense of any such claim, suit or action.

(d)           The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

17.4        Notice and Additional Rights and Limitations.

(a)           If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article XVII may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party's rights to recover from the Indemnified Party for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

(b)           This Article XVII shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights that either Party might otherwise have at law or in equity.  The indemnification provided in this Article XVII shall not cover, and in no event shall any Party be liable to the other Party for, any indirect, consequential, incidental, exemplary, punitive or special damages or lost profits or revenues ("Indirect Damages") claimed by the Indemnified Party, except that the indemnification provided for herein shall cover Indirect Damages for: (i) infringement, violation or misappropriation of Intellectual Property; (ii) gross negligence or recklessness or willful misconduct relating to the Program; or (iii) any breach of any obligations relating to Cardholder Data, Pier 1 Shopper Data, the Pier 1 Prospect List and Confidential Information.

(c)           Without limiting their respective rights set forth elsewhere in this Article XVII, and subject to the procedures for indemnification, any Indemnified Party will act in good faith, will use commercially reasonable efforts to mitigate any losses, will render to the Indemnifying Party such assistance as the Indemnifying Party may reasonably require in order to ensure a prompt and adequate defense to any suit, claim, or proceeding, and shall consult regularly with the Indemnifying Party regarding the conduct of any proceeding or the taking of any action for which indemnification may be sought.

ARTICLE XVIII
MISCELLANEOUS

18.1        Precautionary Security Interest.  Pier 1 and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders and that Pier 1's submission of Pier 1 Charge Transaction Data to Bank shall constitute assignment by Pier 1 of any and all right, title and interest in such Pier 1 Charge Transaction Data and the Cardholder Indebtedness reflected therein. Nothing herein is intended to provide for the direct extension of credit to Pier 1 by Bank. However, as a precaution in the unlikely event that any Person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to secure Pier 1's payment of and performance of all obligations of Pier 1 to Bank, Pier 1 hereby grants to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired: (i) all Accounts, Cardholder Indebtedness, Account Documentation and Pier 1 Charge Transaction Data, and (ii) all proceeds of the Cardholder Indebtedness.  In addition, Pier 1 agrees to take any reasonable action requested by Bank, at Bank's expense, to establish the first lien and perfected status of such security interest.  Upon the termination or expiration of this Agreement, Bank shall execute such releases and file such notices as Pier 1 may request to evidence the termination of the security interest provided for in this Section 18.1.  Pier 1 represents no security interest or signed financing statement exists in favor of any third party covering any of the assets in which Bank is granted a security interest.

18.2        Securitization, Participation or Pledge of Cardholder Indebtedness.  Pier 1 and Bank agree with respect to securitizations, participations or pledges of Cardholder Indebtedness as set forth on Schedule 18.2.

18.3        Assignment.  Pier 1, on the one hand, and the Bank, on the other hand, shall not assign this Agreement or any of its rights hereunder without the prior written consent of the other Party, except to the extent the Cardholder Indebtedness is securitized as permitted pursuant to Section 18.2.  Notwithstanding the forgoing, Pier 1, on the one hand, and Bank, on the other hand, may assign its rights and obligations hereunder to any entity which is a successor to all or substantially all of its assets and business via merger or consolidation, purchase of assets, or otherwise.

18.4        Sale or Transfer of Accounts.  Bank shall not sell or transfer in whole or in part any Accounts; provided, however, that this Section 18.4 shall not restrict the ability of Bank to securitize, participate or pledge the Cardholder Indebtedness pursuant to Section 18.2.  Bank may from time to time propose to Pier 1 the terms under which it desires to sell any Pier 1 Accounts that have been written-off in accordance with the Risk Management Policies, including the payments proposed to be made to Pier 1 and Bank in connection with any such sale.  Pier 1 shall consider any such proposal in good faith but shall be entitled to accept or reject any such proposal in its sole discretion.

18.5        Subcontracting.  Except as approved by the Management Committee, it is understood and agreed that, in fulfilling its obligations under this Agreement, no Person other than a Party hereto or its Affiliates may perform such Party's functions; provided that, to the extent a Party is not required to obtain Management Committee approval under Section 3.2(d)(iii) to outsource or subcontract a service, the Parties and their Affiliates may subcontract or outsource such service to such third party.  Each Party hereto shall be responsible for functions performed by such Affiliates or other Persons to the same extent the Party would be responsible if it performed such functions itself.

18.6        Amendment.  Except as provided herein, this Agreement may not be amended except by a written instrument signed by each of the Bank and Pier 1.

18.7        Non-Waiver.  No delay by a Party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right.  The exercise of one or more of a Party's rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or at equity.

18.8        Severability.  In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

18.9        Waiver of Jury Trial and Venue.

(a)           Each Party hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(b)           Each Party hereto hereby irrevocably submits to the jurisdiction of the United States District Court of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each Party hereto hereby irrevocably waives any objection which such Party may now or hereafter have to the laying of improper venue or forum non conveniens.  Each Party hereto agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.  Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against any Party hereto if given as provided herein.

18.10      Governing Law; Compliance with Law.

(a)           This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.

(b)           Each Party shall comply in all material respects with Applicable Law in connection with its activities and the exercise of its rights and performance of its obligations hereunder.

18.11      Captions.  Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

18.12      Notices.  Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

If to Pier 1:	100 Pier 1 Place
Ft. Worth, Texas 76102
Attn: Michael A. Carter, Esq.
Fax: (817) 252-7319

With a copy to (which shall not constitute notice):	Bracewell & Giuliani LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202
Attn: Bruce A. Cheatham, Esq.
Fax: (214) 758-8317

If to the Bank:	Chase Bank USA, N.A.
201 North Walnut Street
3 Christina Center
Wilmington, DE. 19801
Attention: Chief Financial Officer

With a copy to (which shall not constitute notice):	Chase Bank USA, N.A.
201 North Walnut Street
3 Christina Center
Wilmington, DE. 19801
Attention: General Counsel – Card Services

18.13      Further Assurances.  Pier 1 and Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

18.14      No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between Pier 1 and the Bank, and no act of either Party shall be deemed to create any such relationship.  Pier 1 and Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

18.15      Press Releases.  Except for any notice which is required by Applicable Law, each of the Bank (and its Affiliates), on the one hand, and Pier 1 (and its Affiliates), on the other hand, agrees that it shall not issue a press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.  Each of the Bank (and its Affiliates), on the one hand, and Pier 1 (and its Affiliates), on the other hand, agrees, if possible, to notify and consult with the other at least twenty-four (24) hours in advance of filing any notice required by Applicable Law, except any such filing governed by Section 13.1(c).  Notwithstanding the preceding, however, press releases that do not name the other Party will not require such approval.  The foregoing notwithstanding, it is understood that neither Party shall be required to obtain any prior consent, or consult with regard to (a) filings, press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any stock exchange and (b) publications prepared solely by and for employees of any Party, or their respective Affiliates.

18.16      No Set-Off.  Except as otherwise provided in this Agreement, Pier 1 and the Bank agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party, or (ii) indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement.

18.17      Third Parties.  There are no third-party beneficiaries to this Agreement.  Except for the Indemnified Parties with respect to indemnity claims pursuant to Article XVII, the Parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a Party to be created in favor of any Person or entity other than the other Party.

18.18      Force Majeure.  If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, terrorist attacks, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions, (each, a "Force Majeure Event") then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event.  A Party excused from performance pursuant to this Section 18.18 shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 7.3(c), and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor dispute when it does not wish to do so.  Notwithstanding the foregoing, if a condition constituting a Force Majeure Event with respect to the Bank, on the one hand, or Pier 1, on the other hand, exists for more than thirty (30) consecutive days (or five (5) days in the case of any payment obligation) and such Party is unable to perform a material obligation (which shall be deemed to include any payment obligation pursuant to Article VIII or Article IX) under this Agreement due to such Force Majeure Event, then the other Party shall have the right to terminate this Agreement upon written notice to the Party subject to such Force Majeure Event; provided, however, that (i) prior to delivering written notice of termination in respect of such Force Majeure Event, the Party seeking to terminate this Agreement shall call, and the Parties shall attend at least one Management Committee meeting to consider and vote upon a plan to outsource the material obligation that such Party is unable to perform and (ii) in the event such outsourcing arrangement is agreed to, the Parties shall promptly implement such arrangement and this Agreement may not be terminated unless such Force Majeure Event continues on the fifteenth (15th) day following approval of such outsourcing arrangement.

18.19      Entire Agreement.  This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, constitutes the entire agreement by the Parties related to the matters specified herein or therein.

18.20      Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers.  It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.

18.21      Counterparts/Facsimiles.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Any facsimile of an executed counterpart shall be deemed an original.

18.22      Survival.  Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein.  Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Article VI (Cardholder Information), Section 8.5 (Bank Right to Charge Back), Article X (Intellectual Property), Article XII (Access, Audit and Dispute Resolution), Article XIII (Confidentiality), Article XVI (Effects of Termination), Article XVII (Indemnification), Section 18.1 (Precautionary Security Interest), Section 18.9 (Waiver of Jury Trial and Venue) and Section 18.10 (Governing Law; Compliance with Law) shall survive the expiration or termination of this Agreement.

[Remainder of Page Intentionally Left Blank.  Signature Pages Follow.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date on the dates set forth below.

PIER 1 IMPORTS (U.S.), INC.

By:	/s/ Charles H. Turner
Charles H. Turner
Executive Vice President and Chief Financial Officer
Date: December 30, 2010

CHASE BANK USA, N.A.

By:	/s/ Anthony Glover
Anthony Glover
General Manager Chase Card Services
Date: December 30, 2010

Schedule 1.1(a)
Bank Licensed Marks

Schedule 1.1(d)
Pier 1 Licensed Marks

	U.S. Registration
	Number

Pier 1	1,104,059
Pier 1 Imports	1,620,518	948,076
Pier 1 Imports (stylized)	2,228,300

Schedule 1.1(e)
Private Label Credit Cards

Pier 1 Preferred Card

Base
*Discounts and exclusive sale days for preferred cardholders.
*No annual fee.
*Seasonal updates on new arrivals.
*Choice of billing dates.
* 4 points for every $1.00; 2,000 points equals $20.00 rewards certificate.

Platinum	*Available when purchase $1,000 (net) or more on reward card in at least two visits in a 12-month period. *All Base Card benefits. *10% off Platinum Card purchases on the 1st Tuesday of every month.

Schedule 1.1(g)
Pier 1 Fiscal Calendar

FISCAL YEAR 2012							5-4-4 CALENDAR							(02/27/11 - 02/25/12)
FIRST QUARTER
March 2011							April 2011							May 2011
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
27	28	1	2	3	4	5	3	4	5	6	7	8	9	1	2	3	4	5	6	7
6	7	8	9	10	11	12	10	11	12	13	14	15	16	8	9	10	11	12	13	14
13	14	15	16	17	18	19	17	18	19	20	21	22	23	15	16	17	18	19	20	21
20	21	22	23	24	25	26	24	25	26	27	28	29	30	22	23	24	25	26	27	28
27	28	29	30	31	1	2

SECOND QUARTER
June 2011							July 2011							August 2011
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
29	30	31	1	2	3	4	3	4	5	6	7	8	9	31	1	2	3	4	5	6
5	6	7	8	9	10	11	10	11	12	13	14	15	16	7	8	9	10	11	12	13
12	13	14	15	16	17	18	17	18	19	20	21	22	23	14	15	16	17	18	19	20
19	20	21	22	23	24	25	24	25	26	27	28	29	30	21	22	23	24	25	26	27
26	27	28	29	30	1	2

THIRD QUARTER
September 2011							October 2011							November 2011
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
28	29	30	31	1	2	3	2	3	4	5	6	7	8	30	31	1	2	3	4	5
4	5	6	7	8	9	10	9	10	11	12	13	14	15	6	7	8	9	10	11	12
11	12	13	14	15	16	17	16	17	18	19	20	21	22	13	14	15	16	17	18	19
18	19	20	21	22	23	24	23	24	25	26	27	28	29	20	21	22	23	24	25	26
25	26	27	28	29	30	1

FOURTH QUARTER
December 2011							January 2012							February 2012
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
27	28	29	30	1	2	3	1	2	3	4	5	6	7	29	30	31	1	2	3	4
4	5	6	7	8	9	10	8	9	10	11	12	13	14	5	6	7	8	9	10	11
11	12	13	14	15	16	17	15	16	17	18	19	20	21	12	13	14	15	16	17	18
18	19	20	21	22	23	24	22	23	24	25	26	27	28	19	20	21	22	23	24	25
25	26	27	28	29	30	31

FISCAL YEAR 2013							5-4-4 CALENDAR							(03/26/13 - 03/02/13)
FIRST QUARTER
March 2012							April 2012							May 2012
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
26	27	28	29	1	2	3	1	2	3	4	5	6	7	29	30	1	2	3	4	5
4	5	6	7	8	9	10	8	9	10	11	12	13	14	6	7	8	9	10	11	12
11	12	13	14	15	16	17	15	16	17	18	19	20	21	13	14	15	16	17	18	19
18	19	20	21	22	23	24	22	23	24	25	26	27	28	20	21	22	23	24	25	26
25	26	27	28	29	30	31

SECOND QUARTER
June 2012							July 2012							August 2012
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
27	28	29	30	31	1	2	1	2	3	4	5	6	7	29	30	31	1	2	3	4
3	4	5	6	7	8	9	8	9	10	11	12	13	14	5	6	7	8	9	10	11
10	11	12	13	14	15	16	15	16	17	18	19	20	21	12	13	14	15	16	17	18
17	18	19	20	21	22	23	22	23	24	25	26	27	28	19	20	21	22	23	24	25
24	25	26	27	28	29	30

THIRD QUARTER
September 2012							October 2012							November 2012
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
26	27	28	29	30	31	1	30	1	2	3	4	5	6	28	29	30	31	1	2	3
2	3	4	5	6	7	8	7	8	9	10	11	12	13	4	5	6	7	8	9	10
9	10	11	12	13	14	15	14	15	16	17	18	19	20	11	12	13	14	15	16	17
16	17	18	19	20	21	22	21	22	23	24	25	26	27	18	19	20	21	22	23	24
23	24	25	26	27	28	29

FOURTH QUARTER
December 2012							January 2013							February 2013
S	M	T	W	TH	F	S	S	M	T	W	TH	F	S	S	M	T	W	TH	F	S
25	26	27	28	29	30	1	30	31	1	2	3	4	5	27	28	29	30	31	1	2
2	3	4	5	6	7	8	6	7	8	9	10	11	12	3	4	5	6	7	8	9
9	10	11	12	13	14	15	13	14	15	16	17	18	19	10	11	12	13	14	15	16
16	17	18	19	20	21	22	20	21	22	23	24	25	26	17	18	19	20	21	22	23
23	24	25	26	27	28	29								24	25	26	27	28	1	2

Schedule 1.1(h)
Competing Retail Program

Pottery Barn
Crate & Barrel
Restoration Hardware
Bombay
Cost Plus / World Market
Z Gallerie
Room Stores
Williams Sonoma
Bed, Bath and Beyond
Rooms To Go

Schedule 1.1(i)
Definition of “Competitive”

“Competitive” with respect to the features or aspects of the Program, in the aggregate, means that the Program is consistent and competitive with the Competing Retail Programs (to the extent publicly known in the case of Competing Retail Programs in which neither of the Parties or their respective Affiliates are participants).

Schedule 2.2
Exclusivity

(a)           General.  Except as otherwise provided in this Schedule 2.2 and without limiting Pier 1's right to arrange the purchase of the Program Assets by a Nominated Purchaser pursuant to Section 16.2, during the term, Pier 1 agrees that it shall not, directly or indirectly by itself or in conjunction with or pursuant to agreements with any bank or other Credit Card issuer, issue, offer market, or endorse in the Territory a Pier 1 branded Credit Card other than through the Program.

 (b)           Other Products.  Except to the extent expressly set forth in this Schedule 2.2, Pier 1 and its Affiliates shall not be restricted in any way with respect to any activities or payment products.  For the avoidance of doubt, Pier 1 and its Affiliates shall be free to do any of the following at any time:

(i)           issue, offer, accept or market any payment products not expressly covered in this Schedule 2.2 (e.g., Pier 1 and its Affiliates shall not be restricted from (A) issuing, accepting or otherwise taking action with respect to gift cards, pre-paid cards, stored value cards, or debit cards, in each case, whether or not bearing a Pier 1 Licensed Mark or (B) accepting third party credit cards such as Visa, MasterCard, Discover or American Express);

(ii)           participate in rewards programs and promotions by card associations or for cards not branded with any of Pier 1 Licensed Marks provided that such programs or promotions shall not have a Material Adverse Effect upon the Program without Pier 1 first obtaining the approval of the Management Committee (e.g., American Express Membership Rewards); or

(iii)           subject to Section 5.2(a), offer its consumer customers rewards or Loyalty Programs of any type.

Schedule 3.2(e)
Account Terms or Program

APR:	Prime + 21.74%; but not less than 23.00%
Default APR:	Prime + 23.74%
Purchase Grace Period:	No less than 21 days
Late Fee Grace Period:	0 days
Late Fee Structure:	Up to $35

Return Check Fee:	up to $29
Phone Payment Fee:	$ 14.95
No Annual Fee
No Over Limit Fee

Schedule 3.2(g)
Bank Matters

The term "Bank Matters" shall include changes to Risk Management Policies (A) to the extent required by Applicable Law or safety and soundness considerations, in each case, or (B) for Bank to meet its obligations under Schedule 4.6(c).

Schedule 4.1(b)
Operating Procedures

As mutually agreed to by Parties.

Schedule 4.1(c)
 Fee Waivers

(****)

Schedule 4.3(a)(viii)
Call Center Functions

Bank shall maintain toll-free call centers to respond to inquiries from Cardholders and Pier 1 customers to deal with questions related to: (a) billing claims and adjustments (including by making finance charge and late fee reversals), (b) establishing new Accounts or Account types, (c) authorizing transactions, and (d) assigning, increasing and decreasing credit lines, all in accordance with the Risk Management Policies and the Operating Procedures.

Schedule 4.6
Underwriting and Risk Management

(a)           Provided that an application is complete and otherwise complies with Applicable Law, Bank shall accept or reject any Application based solely upon application of the then-current Risk Management Policies applicable to the relevant channel.  Upon satisfaction of the applicable credit criteria set forth in the Risk Management Policies, Bank shall promptly establish a Private Label Credit Account.  The procedures for determining what type(s) of Pier 1 Credit Cards and Accounts shall be issued upon receipt of each Application are set forth in the Risk Management Policies.  Bank shall have the right, power and privilege to review periodically the creditworthiness of Cardholders to determine the range of credit limits to be made available to an individual Cardholder and whether or not to increase, decrease, suspend, or terminate credit privileges of such Cardholder; provided, however, that Bank shall only decrease credit limits or suspend or terminate credit privileges on an individual, case-by-case basis consistent with the then-current Risk Management Policies and Operating Procedures.

(b)           The Risk Management Policies to be in effect as of the Effective Date are those that were in effect immediately prior to the Effective Date and designed to achieve approval rate targets and other metrics as set forth in Schedule 4.6(c).  Each Party may propose modifications of any aspect of the Risk Management Policies, which modifications shall be made only upon approval in accordance with Article III.

(c)           If the approval rate targets and other metrics referred to in Schedule 4.6(c) are not met and the credit profile of Account applicants has not adversely changed from that specified in Schedule 4.6(c), then Bank shall have thirty (30) days to modify the Risk Management Policies or otherwise adjust its practices to achieve such targets.  If Bank does not make any such adjustments, or if such adjustments fail to result in all approval rate targets and other metrics once again being met by the 90th day after the implementation of such adjustments, Pier 1 shall have the right to terminate this Agreement pursuant to Section 15.2(a).

(d)           Bank will support Speedy Review for all new accounts during the instant credit approval process.  Pier 1 will not be required to pay Bank any compensation for the Speedy Review process unless the annual volume of applications or the projected volume of applications for which Speedy Review is requested exceeds or is reasonably anticipated to exceed 52,000 calls per calendar year.  If the volumes exceeds or are reasonably anticipated to exceed 52,000 calls per calendar year based upon a quarterly review of the actual volume of applications receiving Speedy Review, Bank may stop providing Speedy Review or give Pier 1 the option to pay Bank reasonable compensation, as agreed by the parties, for continuing Speedy Review.    Notwithstanding anything to the contrary herein, Pier 1 may elect to discontinue the Speedy Review process for any reason whatsoever upon sixty (60) days written notice to Chase.

(e)           The Parties shall each perform all commercially reasonable security functions in accordance with the Risk Management Policies to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications.  The Parties each agree to use commercially reasonable efforts to cooperate with each other in such functions.

Schedule 4.6(c)
Approval Rate Targets and Metrics

Targeted Approval Rates for In-Store and Direct Mail:                                                 (****)

Any application/applicant that is incomplete, duplicate, or fraudulent is not included in the approval rate calculation

If the through the door population (TTD) materially changes from pre-Effective Date populations, or the odds rates for bureau score materially changes then the parties agree to review (not more frequently than annually) such shifts with the Management Committee and modify the approval rate target as appropriate.

Minimum Credit Line:	No less than $300

Schedule 4.9
Promotional Sales Plans

(****)

Schedule 5.5(a)
Fiscal Year 2012 Marketing Plan

(****)

Schedule 6.2
Program Privacy Policy

Schedule 7.1
Form of Monthly Settlement Sheet

(****)

Schedule 7.3(a)
Service Level Agreements

Service Metric:	Category	Service Goal (Measured on Calendar Month Basis):
Average Speed of calls answered	2	Customers: 80% in 20 seconds Stores: 90% in 10 seconds
Abandoned call rate	2	Abandoned calls after 20 seconds less than or equal to 3%
Application approval turnaround	2	80% decisioned or returned as incomplete within 10 business days (mail-in) 95% decisioned in 30 seconds
Card replacement turnaround time	2	95% within 5 business days 100% within 7 business days
Cardholder/inquiry turnaround time (paper/email)	2	Paper: 80% within 7 business days Email: 99% acknowledged in 1 business day 95% responded to in 2 business days
Authorization times	2	99% response within 3 seconds
Authorization availability	1
Authorization system will be available to respond to cardholder authorization requests 99.5% of the total hours per month (monthly average excludes scheduled maintenance time that would be communicated at least 72 hours in advance and never to exceed 4 hours in a month and always executed during store closed hours)

New Account System Uptime	1	System for approving applications for new Accounts will be available 99.5% of total measured minutes during store hours
Website uptime	1	99.5% of the total hours per month (monthly average excludes scheduled maintenance time)
Turnaround on initial card fulfillment	2	From approval of an application a new card will be issued within 7 business days of 95% of all new accounts
Dispute resolution	2	90% resolved in 30 business days 100% resolved within regulatory guidelines
Transaction posting	2	99% posted next day
Payment processing for payments submitted through the mail or through the program website	2
95% of conforming payments processed and posted
within 1 business day
99.9% of conforming payments processed and posted
within 3 business days
99% of non-conforming payments processed and posted
within 5 business days

Statement production	2	99% mail rate within 4 days after billing cycle close date

(a)  If Bank fails to meet four (4) or more Category 1 service goals (as described above) within a consecutive twelve (12) month period, such failure shall be considered a Bank Event of Default.

(b)  If Bank fails to meet any single Category 2 service goal (as described above) in two (2) or more consecutive months or fails to meet more than three (3) Category 2 service goals in a single month, Bank shall be deemed to have experienced a service failure ("Service Failure").  Provided that Bank reports to the Management Committee pursuant to section 7.3(b)(i) and undertakes the corrective action required by 7.3(b)(ii) and implements a corrective action plan within thirty (30) days of the Service Failure, no subsequent Service Failures for such service goal(s) shall be deemed to have occurred if Bank fails the same service goal(s) pending formulation and implementation of such plan.  Bank shall deliver a second report to the Management Committee no later than two (2) months following the date on which the corrective action plan was implemented, assessing the results of the plan.   Six (6) Service Failures in any consecutive twelve (12) month period shall be deemed a Bank Event of Default.  For purposes of determining whether Bank fails a Category 2 service goal, if the Category 2 service goal requires action within a specified time period, the Bank shall be deemed to comply if it takes such action within 110% of such time period.

Schedule 8.4
Daily Settlement Sheet

1.	Total purchases reflected in charge slips, minus	$ _________

2.	Total amount of credit slips for period (without duplication), minus	$ _________

3.	Chargebacks pursuant to Section 8.5, plus	$ _________

4	Reversals of Chargebacks, minus	$_________

5.	Total amount of In-Store payments retained by Pier 1: plus	$_________

6.	Returned Items for In-Store Payments; equals

7.	Total amount due to Pier 1	$_________

Schedule 11.2(f)
Servicing Qualifications

(****)

Schedule 11.4(j)
Chase Pre-Approved Ancillary Products

Credit insurance / credit protection / debt deferment / debt cancellation

Schedule 14.2
Bank Events of Default

(1)           Bank shall fail to meet the approval rate targets and other metrics set forth in Schedule 4.6(c) and such failure shall have resulted in a termination right pursuant to the terms of Section 4.6(c).

(2)           Bank shall fail to meet the SLAs pursuant to the terms of Schedule 7.3(a).

(3)           As a result of any Applicable Order imposed on Bank by any Governmental Authority Bank shall fail to perform, satisfy, or comply with any provision contained in this Agreement and the benefits of the Program to Pier 1 are materially diminished or Pier 1 experiences a material decline in Cardholder satisfaction and such failure to perform remains unremedied for a period of thirty (30) days, unless such failure to perform cannot be cured in a commercially reasonable manner within such time, then provided that Bank has diligently pursued a cure, Bank shall be provided an additional sixty (60) days to remedy such failure to perform, unless the impact of such Applicable Order could not be eliminated or mitigated if Pier 1 were to terminate this Agreement and/or repurchase the Program Assets (either for itself and its Affiliates or in order to enter into alternative program arrangements with a third party other than Bank)

Schedule 16.2(c)
Purchase Price for Program Assets

The purchase price for the Program Assets purchased, payable on the Program Purchase Date, shall be equal to the sum of (i) the par value of the Cardholder Indebtedness at the time of repurchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policy then applicable to the Program), except that if the repurchase right arises as a result of (A) an early termination of this Agreement by Bank for a Pier 1 Event of Default pursuant to Section 15.3 or (B) an early termination by Pier 1 pursuant to Section 15.2(c), then such purchase price for the Program Assets shall be an amount equal to the sum of (x) the par value of the Cardholder Indebtedness at the time of repurchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policy then applicable to the Program), plus (z) de-conversion costs of the Bank in an amount not to exceed $100,000.

Schedule 18.2
Securitization

(a)           Bank shall, without the prior written approval of Pier 1, have the right to securitize, participate or pledge the Cardholder Indebtedness or any part thereof by itself or as part of a larger offering at any time, in such a manner that allows Bank to obtain cash flows representing all or most of the economic benefits of owning such Cardholder Indebtedness.  Such securitization, participation or pledge shall not affect Pier 1's rights or Bank's obligations hereunder.  Bank shall not securitize, participate or pledge the Cardholder Indebtedness in any manner that may encumber any of Pier 1's rights hereunder to purchase Program Assets.  In connection with a securitization of the receivables associated with the Accounts, Pier 1 agrees to provide Bank with such information and to execute and deliver such documents as may reasonably be requested by Bank with respect to any such securitization transaction and in order to facilitate compliance by Bank with the provisions of Regulation AB, including without limitation item 1122 thereof, and all other applicable rules and regulations of the Securities and Exchange Commission.

(b)           All uses of Pier 1 Licensed Marks in any securitization document shall be made in accordance with Section 10.1 and with the prior written approval of Pier 1.

(c)           In the event Pier 1 elects to purchase the Program Assets pursuant to Section 16.2 and Bank has securitized, participated or pledged any of the Cardholder Indebtedness included in the Program Assets, Bank will take actions as are reasonable to facilitate the transfer of such assets to Pier 1 or its Nominated Purchaser and ensure such assets are free of any securitization, participation or pledge.